UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material under § 240.14a-12

GENPREX, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11
1.	Title of each class of securities to which transaction applies:

2.	Aggregate number of securities to which transaction applies:

3.	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

4.	Proposed maximum aggregate value of transaction:

5.	Total fee paid:

☐	Fee paid previously with preliminary materials.
☐

Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

1.	Amount Previously Paid:

2.	Form, Schedule or Registration Statement No.:

3.	Filing Party:

4.	Date Filed:

GENPREX, INC.

Dell Medical Center, Health Discovery Building

1601 Trinity Street, Building B, Suite 3.322, Austin, TX 78712

May 8, 2020

To Our Stockholders:

You are cordially invited to attend the 2020 annual meeting of stockholders of Genprex, Inc. to be held at 10:30 a.m. Central time on Thursday, June 18, 2020.

Due to the emerging public health impact of the coronavirus outbreak (COVID-19) and to support the health and well-being of our employees and stockholders, the Annual Meeting will be held in a virtual meeting format at www.proxydocs.com/GNPX. You will not be able to attend the annual meeting in person.

Details regarding the meeting, the business to be conducted at the virtual meeting, and information about Genprex, Inc. that you should consider when you vote your shares are described in the accompanying proxy statement.

At the annual meeting, two persons will be elected to our Board of Directors. In addition, we will ask stockholders to ratify the appointment of Daszkal Bolton LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2020. The Board of Directors recommends the approval of each of these proposals. Such other business will be transacted as may properly come before the annual meeting.

Under Securities and Exchange Commission rules that allow companies to furnish proxy materials to stockholders over the Internet, we have elected to deliver our proxy materials to certain of our stockholders over the Internet. This delivery process allows us to provide stockholders with the information they need, while at the same time conserving natural resources and lowering the cost of delivery. On or about May 8, 2020, we intend to begin sending to our stockholders a Notice of Internet Availability of Proxy Materials (the "Notice") containing instructions on how to access our proxy statement for our 2020 annual meeting of stockholders and our 2019 Annual Report on Form 10-K. The Notice also provides instructions on how to vote online and how to receive a paper copy of the proxy materials by mail.

We hope you will be able to attend the annual meeting. Whether you plan to attend the annual meeting or not, it is important that you cast your vote. You may vote over the Internet as well as by mail. When you have finished reading the proxy statement, you are urged to vote in accordance with the instructions set forth in the proxy statement. We encourage you to vote by proxy so that your shares will be represented and voted at the meeting, whether or not you can attend.

Thank you for your continued support of Genprex, Inc. We look forward to seeing you during the webcast of the annual meeting.

Sincerely, J. Rodney Varner Chief Executive Officer

GENPREX, INC.

Dell Medical Center, Health Discovery Building

1601 Trinity Street, Building B, Suite 3.322, Austin, TX 78712

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TIME:	10:30 a.m. Central time
DATE:	Thursday, June 18, 2020
ACCESS:	This year's annual meeting will be a virtual meeting via live webcast on the Internet. You will be able to attend our annual meeting and vote during the meeting by visiting www.proxydocs.com/GNPX.

PURPOSES:

1.	To elect two Class III directors named herein to hold office until the 2023 annual meeting of stockholders.

2.

To ratify the selection by the Audit Committee of our Board of Directors of Daszkal Bolton LLP as the independent registered public accounting firm of the Company for the fiscal year ending December 31, 2020.

3.	To conduct any other business properly brought before the meeting.

These items of business are more fully described in the Proxy Statement accompanying this Notice.

WHO MAY VOTE:

You may vote if you were the record owner of Genprex, Inc. common stock at the close of business on April 20, 2020. A list of stockholders of record will be available during the 10 days prior to the annual meeting at our principal executive offices located at Dell Medical Center, Health Discovery Building, 1601 Trinity Street, Building B, Suite 3.322, Austin, TX 78712. If you wish to view this list, please contact our Corporate Secretary at Genprex, Inc., Dell Medical Center, Health Discovery Building, 1601 Trinity Street, Building B, Suite 3.322, Austin, TX 78712. Such list will also be available for examination by the stockholders during the annual meeting at www.proxydocs.com/GNPX.

To participate in the annual meeting virtually via the Internet, please visit www.proxydocs.com/GNPX. In order to attend, you must register in advance at www.proxydocs.com/GNPX prior to the deadline of June 16, 2020 at 5:00 p.m. Eastern time. Upon completing your registration, you will receive further instructions via email, including your unique links that will allow you access to the meeting and to submit questions in advance of the meeting. You will not be able to attend the annual meeting in person.

All stockholders are cordially invited to attend the annual meeting. Whether or not you plan to attend the annual meeting, we urge you to vote by following the instructions in the Notice of Internet Availability of Proxy Materials that you previously received and to submit your proxy over the Internet or by mail in order to ensure the presence of a quorum. You may change or revoke your proxy at any time before it is voted at the meeting.

By Order of the Board of Directors, /s/ Rodney Varner Rodney Varner Chief Executive Officer

Austin, Texas

May 8, 2020

GENPREX, INC.

Dell Medical School, Health Discovery Building

1601 Trinity Street, Building B, Suite 3.322, Austin, TX 78712

PROXY STATEMENT

FOR THE GENPREX, INC. 2020 ANNUAL MEETING OF STOCKHOLDERS

To Be Held On June 18, 2020

This proxy statement, along with the accompanying notice of 2020 annual meeting of stockholders, contains information about the 2020 annual meeting of stockholders of Genprex, Inc., including any adjournments or postponements of the annual meeting. We are holding the annual meeting at 10:30 a.m., Central time, on Thursday, June 18, 2020. As a result of the public health and travel risks and concerns due to COVID-19, this year's meeting will be a virtual meeting via live webcast on the Internet. You will be able to attend our annual meeting, vote and submit your questions in advance of the meeting by visiting www.proxydocs.com/GNPX. You will not be able to attend the annual meeting in person.

In this proxy statement, we refer to Genprex, Inc. as "the Company," "we" and "us."

This proxy statement relates to the solicitation of proxies by our Board of Directors for use at the annual meeting.

On or about May 8, 2020, we intend to begin sending to our stockholders the Important Notice Regarding the Availability of Proxy Materials containing instructions on how to access this proxy statement and our 2019 Annual Report on Form 10-K.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS

FOR THE STOCKHOLDER MEETING TO BE HELD ON JUNE 18, 2020

The notice of 2020 annual meeting of stockholders, this proxy statement, our form of proxy card and our 2019 Annual Report on Form 10-K are available for viewing, printing and downloading at http://www.proxydocs.com/GNPX. Additionally, you can find a copy of our Annual Report on Form 10-K, which includes our financial statements for the fiscal year ended December 31, 2019, on the website of the Securities and Exchange Commission, or the SEC, at www.sec.gov, or in the "SEC Filings" section of the "Investors" section of our website at www.genprex.com. You may also obtain a printed copy of our Annual Report on Form 10-K, including our financial statements, free of charge, from us by sending a written request to: Genprex, Inc., Attn: Investor Relations, Dell Medical School, Health Discovery Building, 1601 Trinity Street, Building B, Suite 3.322, Austin, TX 78712. Exhibits will be provided upon written request and payment of an appropriate processing fee.

IMPORTANT INFORMATION ABOUT THE ANNUAL MEETING AND VOTING

Why is the Company Soliciting My Proxy?

Our Board of Directors is soliciting your proxy to vote at the 2020 annual meeting of stockholders to be held virtually via live webcast on Thursday, June 18, 2020, at 10:30 a.m. Central time and any adjournments or postponements of the meeting. We refer to this meeting as the annual meeting. This proxy statement, along with the accompanying Notice of Annual Meeting of Stockholders, summarizes the purposes of the meeting and the information you need to know to vote at the annual meeting.

We have made available to you on the Internet or have sent you this proxy statement, the Notice of Annual Meeting of Stockholders, the proxy card and a copy of our Annual Report on Form 10-K for the fiscal year ended December 31, 2019 because you owned shares of our common stock on the record date. We intend to commence distribution of the Important Notice Regarding the Availability of Proxy Materials, which we refer to throughout this proxy statement as the Notice, and, if applicable, proxy materials to stockholders on or about May 8, 2020.

Why is the Company Holding a Virtual Annual Meeting?

Due to the emerging public health impact of COVID-19 and to support the health and well-being of our stockholders, this year's annual meeting will be held in a virtual meeting format only. The virtual format also provides the opportunity for participation by a broader group of our stockholders, while reducing costs associated with planning, holding and arranging logistics for in-person meeting proceedings. Hosting a virtual meeting enables increased stockholder attendance and participation because stockholders can participate equally from any location around the world, at little to no cost. Hosting a virtual meeting also reduces the environmental impact of our Annual Meeting. You will be able to attend the Annual Meeting online and submit your questions in advance of the meeting by visiting www.proxydocs.com/GNPX. You also will be able to vote your shares electronically at the Annual Meeting by following the instructions above.

Why Did I Receive a Notice in the Mail Regarding the Internet Availability of Proxy Materials Instead of a Full Set of Proxy Materials?

As permitted by the rules of the SEC, we may furnish our proxy materials to our stockholders by providing access to such documents on the Internet, rather than mailing printed copies of these materials to each stockholder. Most stockholders will not receive printed copies of the proxy materials unless they request them. We believe that this process should expedite stockholders' receipt of proxy materials, lower the costs of the annual meeting and help to conserve natural resources. If you received a Notice by mail or electronically, you will not receive a printed or email copy of the proxy materials unless you request one by following the instructions included in the Notice. Instead, the Notice instructs you as to how you may access and review all of the proxy materials and submit your proxy on the Internet. If you requested a paper copy of the proxy materials, you may authorize the voting of your shares by following the instructions on the proxy card, in addition to the other methods of voting described in this proxy statement.

Who Can Vote at the Annual Meeting?

Only stockholders who owned our common stock at the close of business on April 20, 2020 are entitled to vote at the annual meeting. On this record date, there were 32,854,841 shares of our common stock outstanding and entitled to vote, held by 189 holders of record. Our common stock is our only outstanding class of voting stock.

You do not need to attend the annual meeting to vote your shares. Shares represented by valid proxies, received in time for the annual meeting and not revoked prior to the annual meeting, will be voted at the annual meeting. For instructions on how to change or revoke your proxy, see "May I Change or Revoke My Proxy?" below.

How Many Votes Do I Have?

Each share of our common stock that you own as of the close of business on April 20, 2020 entitles you to one vote.

How Do I Vote?

Whether you plan to attend the annual meeting or not, we urge you to vote by proxy. All shares represented by valid proxies that we receive through this solicitation, and that are not revoked, will be voted in accordance with your instructions on the proxy card or as instructed via the Internet. You may specify whether your shares should be voted for or withheld for each nominee for director and whether your shares should be voted for, against or abstain with respect to the other proposals. If you properly submit a proxy without giving specific voting instructions, your shares will be voted in accordance with the Board of Directors' recommendations as noted below. Voting by proxy will not affect your right to attend the annual meeting. If your shares are registered directly in your name through our stock transfer agent, Vstock Transfer, LLC, or you have stock certificates registered in your name, you may vote:

•

To Vote During the Annual Meeting. To vote during the live webcast of the annual meeting, you must first register at www.proxydocs.com/GNPX. Upon completing your registration, you will receive further instructions via email, including your unique link that will allow you access to the annual meeting and to submit questions in advance of the meeting. Please be sure to follow the instructions found on your proxy card and/or voting authorization form and subsequent instructions that will be delivered to you via email.

•	Over the Internet. Follow the instructions included in the Notice or, if you received printed materials, in the proxy card to vote over the Internet.

•

By Mail. If you received a proxy card by mail, you can vote by mail by completing, signing, dating and returning the proxy card as instructed on the card. If you sign the proxy card but do not specify how you want your shares voted, they will be voted in accordance with the Board of Directors' recommendations as noted below.

•

By Telephone. To vote over the telephone, dial toll-free 866-356-9132 using any touch-tone telephone and follow the recorded instructions. You will be asked to provide the control number from the proxy card. Your telephone vote must be received by 11:59 p.m. Eastern Time on June 17, 2020 to be counted.

Internet voting facilities for stockholders of record will be available 24 hours a day and will close at 11:59 p.m. Eastern Time on June 17, 2020.

If your shares are held in "street name" (held in the name of a bank, broker or other holder of record), you will receive instructions from the holder of record. You must follow the instructions of the holder of record in order for your shares to be voted. Telephone and Internet voting also will be offered to stockholders owning shares through certain banks and brokers.

How Does the Board of Directors Recommend That I Vote on the Proposals?

The Board of Directors recommends that you vote as follows:

•	"FOR" the election of the nominees for director; and

•	"FOR" the ratification of the appointment of Daszkal Bolton LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2020.

If any other matter is presented at the annual meeting, your proxy provides that your shares will be voted by the proxy holder listed in the proxy in accordance with his best judgment. At the time this proxy statement was first made available, we knew of no matters that needed to be acted on at the annual meeting, other than those discussed in this proxy statement.

May I Change or Revoke My Proxy?

If you give us your proxy, you may change or revoke it at any time before the annual meeting. You may change or revoke your proxy in any one of the following ways:

•	if you received a proxy card, by signing a new proxy card with a date later than your previously delivered proxy and submitting it as instructed above;

•	by re-voting over the Internet as instructed above;

•	by notifying our Corporate Secretary, J. Rodney Varner, in writing before the annual meeting that you have revoked your proxy; or

•	by attending the annual meeting and voting at the meeting. Attending the annual meeting will not in and of itself revoke a previously submitted proxy.

Your most current vote, whether by Internet or proxy card is the one that will be counted.

What if I Receive More Than One Notice or Proxy Card?

You may receive more than one Notice or proxy card if you hold shares of our common stock in more than one account, which may be in registered form or held in street name. Please vote in the manner described above under "How Do I Vote?" for each account to ensure that all of your shares are voted.

Will My Shares be Voted if I Do Not Vote?

If your shares are registered directly in your name through our transfer agent or if you have stock certificates, they will not be counted if you do not vote as described above under "How Do I Vote?" If your shares are held in street name and you do not provide voting instructions to the bank, broker or other nominee that holds your shares, the bank, broker or other nominee that holds your shares has the authority to vote your unvoted shares only on the ratification of the appointment of our independent registered public accounting firm (Proposal 2) without receiving instructions from you. Therefore, we encourage you to provide voting instructions to your bank, broker or other nominee. This ensures your shares will be voted at the annual meeting and in the manner you desire. A "broker non-vote" will occur for any particular matter if your bank, broker or other nominee cannot vote your shares on that matter because it has not received instructions from you and does not have discretionary voting authority on the matter or if your bank, broker or other nominee chooses not to exercise discretionary voting authority that it does have.

Your bank, broker or other nominee does not have discretionary voting authority on the election of directors. Therefore, if you hold your shares in street name, it is critical that you cast your vote if you want your vote to be counted for the election of directors (Proposal 1). If you hold your shares in street name and you do not instruct your bank, broker or other nominee how to vote in the election of directors, no votes will be cast on this proposal on your behalf.

What Vote is Required to Approve Each Proposal and How are Votes Counted?

Proposal 1: Elect Directors

The two nominees for director who receive the most votes (also known as a "plurality" of the votes cast) will be elected. You may vote either FOR all of the nominees, vote FOR any one or more of the nominees, WITHHOLD your vote from all of the nominees or WITHHOLD your vote from any one or more of the nominees. Votes that are withheld will not be included in the vote tally for the election of the directors. Brokerage firms do not have authority to vote their customers' unvoted shares held by the firms in street name for the election of the directors. As a result, any shares not voted by a customer will be treated as a broker non-vote. Such broker non-votes will have no effect on the results of this vote.

Proposal 2: Ratify Appointment of Independent Registered Public Accounting Firm

The affirmative vote of a majority of the shares of our common stock present or represented by proxy and entitled to vote at the annual meeting is required to ratify the appointment of our independent registered public accounting firm. Abstentions will have the effect of votes against this proposal. Brokerage firms have authority to vote their customers' unvoted shares held by the firms in street name on this proposal. If a broker does not exercise this authority, such broker non-votes will have no effect on the results of this vote. We are not required to obtain the approval of our stockholders to select our independent registered public accounting firm. However, if our stockholders do not ratify the appointment of Daszkal Bolton LLP as our independent registered public accounting firm for 2020, the audit committee of our Board of Directors will reconsider its appointment.

Where Can I Find the Voting Results of the Annual Meeting?

The preliminary voting results will be announced at the annual meeting, and we will publish preliminary results, or final results if available, in a Current Report on Form 8-K within four business days of the annual meeting. If final results are unavailable at the time we file the Form 8-K, then we will file an amended report on Form 8-K to disclose the final voting results within four business days after the final voting results are known.

Who Will Pay the Costs of Soliciting these Proxies?

We will pay all of the costs of soliciting these proxies. Our directors and employees may solicit proxies in person or by telephone, fax or email. We will pay these employees and directors no additional compensation for these services. We will ask banks, brokers and other institutions, nominees and fiduciaries to forward these proxy materials to their principals and to obtain authority to execute proxies. We will then reimburse them for their expenses.

What Constitutes a Quorum for the Annual Meeting?

In order to hold the meeting, there must be a quorum. For there to be a quorum at the meeting, the holders of a majority of the outstanding shares of common stock entitled to vote at the meeting must be present or represented by proxy. Shares represented by stockholders of record who are present or represented by proxy at the meeting, including shares that are voted or that abstain on any particular matter and broker nonvotes, will be counted for purposes of determining whether there is a quorum.

Attending the Annual Meeting

This year, our annual meeting will be held in a virtual meeting format only, at 10:30 a.m. Central time on Thursday, June 18, 2020. To attend the virtual annual meeting, go to www.proxydocs.com/GNPX shortly before the meeting time, and follow the instructions for downloading the webcast. You need not attend the annual meeting in order to vote.

Householding of Annual Disclosure Documents

SEC rules concerning the delivery of annual disclosure documents allow us or your broker to send a single set of our proxy materials to any household at which two or more of our stockholders reside, if we or your broker believe that the stockholders are members of the same family. This practice, referred to as "householding," benefits both you and us. It reduces the volume of duplicate information received at your household and helps to reduce our expenses. The rule applies to our annual reports, proxy statements and information statements. The practice of householding does not apply to the Notice. Once you receive notice from your broker or from us that communications to your address will be "householded," the practice will continue until you are otherwise notified or until you revoke your consent to the practice. Stockholders who participate in householding will continue to have access to and utilize separate proxy voting instructions.

If a broker or other nominee holds your shares and (1) your household received a single set of proxy materials this year, but you would prefer to receive your own copy or you do not wish to participate in householding and would like to receive your own set of our proxy materials in future years or (2) you share an address with another stockholder and together both of you would like to receive only a single set of proxy materials, please contact the broker or other nominee directly and inform them of your request. Be sure to include your name, the name of your brokerage firm and your account number.

Electronic Delivery of Company Stockholder Communications

Most stockholders can elect to view or receive copies of future proxy materials over the Internet instead of receiving paper copies in the mail. You can choose this option and save us the cost of producing and mailing these documents by following the instructions provided on your Notice or proxy card or by following the instructions provided when you vote over the Internet.

When are stockholder proposals and director nominations due for next year’s annual meeting?

To be considered for inclusion in the Company’s proxy materials for next year’s annual meeting, your proposal must be submitted in writing by January 9, 2021.

If you wish to submit a proposal (including a director nomination) that is not to be included in the Company’s proxy materials for next year’s annual meeting, you must do so between February 18, 2021 and March 20, 2021. In the event the date of the 2021 annual meeting is more than 30 days before or more than 30 days after such anniversary date, notice must be delivered not earlier than the close of business on the 120th day prior to such annual meeting and not later than the close of business on the later of the 90th day prior to such annual meeting or the 10th day following the day on which public announcement of the date of such meeting is first made. You are also advised to review the Company’s amended and restated bylaws, which contain additional requirements relating to advance notice of stockholder proposals and director nominations.

Proposals should be addressed to:

Genprex, Inc.

Attn: Corporate Secretary

Dell Medical School, Health Discovery Building

1601 Trinity Street, Building B, Suite 3.322

Austin, TX 78712

PROPOSAL 1

ELECTION OF CLASS III DIRECTORS

Our Board of Directors is divided into three classes. Each class consists, as nearly as possible, of one-third of the total number of directors, and each class has a three-year term. Vacancies on the Board may be filled only by persons elected by a majority of the remaining directors. A director elected by the Board to fill a vacancy in a class, including vacancies created by an increase in the number of directors, shall serve for the remainder of the full term of that class and until the director’s successor is duly elected and qualified.

The Board presently has four members. There are two Class III directors, Jose Antonio Moreno Toscano and J. Rodney Varner, whose terms of office expire in 2020. Proxies may not be voted for a greater number of persons than the two nominees, Mr. Moreno Toscano and Mr. Varner, named in this proxy statement. Mr. Moreno Toscano and Mr. Varner, both current directors of the Company, were recommended for nomination to the Board at the Annual Meeting by the Nominating and Corporate Governance Committee of the Board. If elected at the Annual Meeting, Mr. Moreno Toscano and Mr. Varner would each serve until the 2023 annual meeting of stockholders and until his respective successor has been duly elected and qualified, or, if sooner, until his death, resignation or removal. It is the Company’s policy to invite directors and nominees for director to attend the Annual Meeting. Each of our directors attended our annual meeting of stockholders in June 2019.

Directors are elected by a plurality of the votes of the holders of shares present in person or represented by proxy and entitled to vote on the election of directors. Accordingly, the two nominees receiving the highest number of affirmative votes will be elected. The only nominees for Class III directors to be considered at the Annual Meeting are Mr. Moreno Toscano and Mr. Varner. Shares represented by executed proxies will be voted, if authority to do so is not withheld, for the election of Mr. Moreno Toscano and Mr. Varner. If either of Mr. Moreno Toscano or Mr. Varner becomes unavailable for election as a result of an unexpected occurrence, shares that would have been voted for that nominee will instead be voted for the election of a substitute nominee proposed by the Company. Each of Mr. Moreno Toscano and Mr. Varner has agreed to serve if elected. The Company’s management has no reason to believe that either Mr. Moreno Toscano or Mr. Varner will be unable to serve.

Nominees

The Nominating and Corporate Governance Committee seeks to assemble a Board that, as a whole, possesses the appropriate balance of professional and industry knowledge, financial expertise and high-level management experience necessary to oversee and direct the Company’s business. To that end, the Nominating and Corporate Governance Committee has identified and evaluated nominees in the broader context of the Board’s overall composition, with the goal of recruiting members who complement and strengthen the skills of other members and who also exhibit integrity, collegiality, sound business judgment and other qualities that the Nominating and Corporate Governance Committee views as critical to effective functioning of the Board. The biographies below include information, as of the date of this Proxy Statement, regarding the specific and particular experience, qualifications, attributes or skills of each director or nominee that led the Nominating and Corporate Governance Committee to believe that that nominee should continue to serve on the Board. However, each member of the Nominating and Corporate Governance Committee may have a variety of reasons why he believes a particular person would be an appropriate nominee for the Board, and these views may differ from the views of other members.

Nominees for Election for a Three-Year Term Expiring at the 2023 Annual Meeting

Jose Antonio Moreno Toscano, 47, has served as a member of our Board since March 18, 2020. Since April 2018, Mr. Moreno Toscano has been Chief Executive Officer of LFB USA Inc., the US subsidiary of LFB Group, a global integrated biopharmaceutical company dedicated to developing innovative products through recombinant, plasma derived and cell therapy technology. From July 2017 to March 2018, Mr. Moreno Toscano served as President of Safe Harbor Compliance and Clinical Services, an integrated health care services provider dedicated to providing specialty pharmaceuticals and ancillary services in primary care offices. From July 2016 to September 2018, he also served as a member of the board of directors. From March 2016 to March 2017, Mr. Moreno Toscano served as CEO, Americas, for Kompan Inc., a US subsidiary of Kompan A/S, a world leader in playground equipment. From March 2006 to March 2016, Mr. Moreno Toscano served as President of ALK-Abello Inc., a US subsidiary of ALK-Abello A/S, a pharmaceutical company that is a world leader in allergy immunotherapy. Prior to ALK-Abello, he was the Chief Financial Officer of Applus A/S, a market leader in automotive inspection services, and prior to Applus, he held several positions at Christian Hansen Holding A/S, a global leader in pharmaceutical manufacturing and producer of natural ingredients for the food, beverage, dietary supplement and agricultural industries. Mr. Moreno Toscano holds a Master’s Degree in Law from the Universidad de Murcia in Spain and an MBA in International Finance and Strategy from the Ecole Nationale des Ponts et Chaussees in Paris.

Our Nominating and Corporate Governance Committee and Board believe that Mr. Moreno Toscano’s more than 20 years of experience in the pharmaceutical and biotechnology industries, building, developing and transforming organizations, and successful track record of identifying and capitalizing on opportunities to drive exponential revenue growth and market expansion, revitalizing underperforming operations and establishing foundations for successful start-up operations, as well as his experience in strategic planning, corporate restructuring, business development, M&A, investor relations, and general management, make him a valuable member of our Board.

J. Rodney Varner, 63, is a co-founder of Genprex and has served as our Chief Executive Officer and Secretary, and as a member of our Board and as Chairman of our Board since August 2012. Mr. Varner also served as our President from August 2012 until April 10, 2018. Mr. Varner has served as a partner of the law firm Wilson & Varner, LLP, since 1991. Mr. Varner has more than 35 years of legal experience with large and small law firms, and as outside general counsel of a Nasdaq listed company. Mr. Varner has represented for-profit and non-profit companies at the board or senior management levels in a wide variety of contractual, business, tax and securities matters, including technology transfers, licensing, collaboration and research agreements, clinical trial contracts, pharmaceutical and biologics manufacturing and process development contracts, state and federal grants, including NIH and SBA grants, corporate governance and fiduciary issues, and real estate matters. Mr. Varner served as counsel in company formation, mergers and acquisitions, capital raising, other business transactions, protection of trade secrets and other intellectual property, real estate, and business litigation. Mr. Varner is a member of the State Bar of Texas and has been admitted to practice before the United States Court of Appeals for the Fifth Circuit and the United States Tax Court. Mr. Varner holds a Bachelor of Business Administration degree, with high honors, from Texas A&M University and a JD degree from The University of Texas School of Law.

Our Nominating and Corporate Governance Committee and Board believe that Mr. Varner’s broad legal experience, as well as his position of Chief Executive Officer of the Company, qualifies him to serve as a member of our Board.

THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” THE ELECTION OF JOSE ANTONIO MORENO TOSCANO AND J. RODNEY VARNER AS THE CLASS III DIRECTORS.

Director Continuing in Office Until the 2021 Annual Meeting

Brent M. Longnecker, 63, has served as a member of our Board since March 18, 2020. Since September 2003, Mr. Longnecker has been the Chairman and Chief Executive Officer of Longnecker & Associates, an executive compensation and corporate governance consulting firm. From June 1999 to August 2003, Mr. Longnecker served as President of Resources Consulting Group, and Executive Vice President of Resources Connection. Mr. Longnecker has over 20 years of consulting experience, including as National Principal-In-Charge for the Performance Management and Compensation Consulting Practice of Deloitte & Touche and as partner at KPMG Peat Marwick. Mr. Longnecker’s consulting experience includes working with real estate companies, including publicly traded companies, on corporate governance issues and on the management of their assets. Mr. Longnecker holds Bachelor of Business Administration and MBA degrees from the University of Houston. He is a prolific author on the subjects of executive compensation and corporate governance.

Our Nominating and Corporate Governance Committee and Board believe that Mr. Longnecker’s more than 35 years of experience in corporate governance, executive compensation, and risk management consulting for public, private, and non-profit organizations, and his deep expertise in healthcare, energy, real estate, manufacturing, and financial companies, make him a valuable member of our Board.

Director Continuing in Office Until the 2022 Annual Meeting

William R. (“Will”) Wilson, Jr., 70, has served as a member of our Board since March 18, 2020. Since January 2006, he has served as Chairman, President and Chief Executive Officer of Wilson Land & Cattle Co., an investment company. Mr. Wilson has more than 40 years of legal experience in health care regulation, biotechnology, clinical trial management, nursing home licensing and regulation, physician accreditation, securities, corporate governance, contractual and other legal matters. Mr. Wilson is a member of the State Bar of Texas and has been admitted to practice before the United States District Court for the Western District of Texas. Mr. Wilson previously served as Judge of the 250th District Court of Travis County, Texas, where he presided over civil litigation, and as Assistant District Attorney for Dallas County, Texas. Mr. Wilson holds a Bachelor of Science degree from Vanderbilt University and a JD degree from Southern Methodist University.

Mr. Wilson’s more than 40 years of experience as an attorney in fields related to our business, and as an investor, make him a valuable member of our Board.

Former Directors

On June 10, 2019, director John N. Bonfiglio resigned from our Board. On April 15, 2020, directors David E. Friedman and Robert W. Pearson resigned from our Board.

INFORMATION REGARDING THE BOARD OF DIRECTORS AND CORPORATE GOVERNANCE

Independence of the Board of Directors

Under the listing requirements and rules of The Nasdaq Capital Market, independent directors must constitute a majority of a listed company’s Board. In addition, the rules of The Nasdaq Capital Market require that each member of a listed company’s audit, compensation and nominating and governance committee be independent, and that a listed company’s audit committee must have at least three members and a listed company’s compensation committee must have at least two members. Under the rules of The Nasdaq Capital Market, a director will only qualify as an “independent director” if, in the opinion of that company’s board of directors, that person does not have a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director.

Audit committee members must also satisfy independence criteria set forth in Rule 10A-3 under the Securities Exchange Act of 1934 (the “Exchange Act”), or Rule 10A-3. To be considered to be independent for purposes of Rule 10A-3, a member of an audit committee of a listed company may not, other than in his or her capacity as a member of a company’s audit committee, the company’s board or any other board committee: (1) accept, directly or indirectly, any consulting, advisory, or other compensatory fee from the listed company or any of its subsidiaries; or (2) be an affiliated person of the listed company or any of its subsidiaries.

Our Board has undertaken a review of its composition, the composition of its committees and the independence of each director. Based upon information requested from and provided by each director concerning his background, employment and affiliations, including family relationships, our Board has determined that, other than Rodney Varner, our CEO who serves on the Board as the Chairman, each of our directors does not have a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director and that each of these directors is “independent” as that term is defined under the applicable rules and regulations of the listing requirements and rules of The Nasdaq Capital Market and under the applicable rules and regulations of the SEC. In making this determination, our Board considered the current and prior relationships that each non-employee director has with us and all other facts and circumstances our Board deemed relevant in determining their independence, including the beneficial ownership of our capital stock by each non-employee director.

Board Leadership Structure

Our Chief Executive Officer, Rodney Varner, also currently serves as the Chairman of our Board. The Board does not currently have a lead independent director. We believe that the leadership structure of our Board is appropriate at the present time, in light of the small size of our Board. We believe that the fact that three of the four members of the Board are independent reinforces the independence of the Board in its oversight of our business and affairs, and provides for objective evaluation and oversight of management’s performance, as well as management accountability. In addition, we have a separate chair for each committee of the Board. The chair of each committee is expected to report to the Board from time to time, or whenever so requested by the Board, on the activities of his committee in fulfilling its responsibilities as detailed in its respective charter or specify any shortcomings should that be the case.

Role of the Board in Risk Oversight

The Audit Committee of our Board is primarily responsible for overseeing our risk management processes on behalf of our Board. We expect that the Audit Committee will receive reports from management on at least a quarterly basis regarding our assessment of risks. In addition, the Audit Committee reports regularly to our Board, which also considers our risk profile. The Audit Committee and our Board focus on the most significant risks we face and our general risk management strategies. While our Board oversees our risk management, management is responsible for day-to-day risk management team processes.

Meetings of the Board of Directors

The Board met 15 times in 2019. All directors attended each of the meetings of the Board during 2019.

INFORMATION REGARDING COMMITTEES OF THE BOARD OF DIRECTORS

The Board has established an Audit Committee, a Compensation Committee and a Nominating and Corporate Governance Committee. Each of the committees has authority to engage legal counsel or other experts or consultants, as it deems appropriate to carry out its responsibilities. Our Board may establish other committees to facilitate the management of our business. The composition and functions of each committee are described below. Members serve on these committees until their resignation or until otherwise determined by our Board.

Audit Committee

Our Audit Committee currently consists of Brent M. Longnecker, Jose Antonio Moreno Toscano and Will R. Wilson, Jr. From January 1, 2019 until February 11, 2019, our Audit Committee consisted of David Friedman and Robert Pearson; from February 12, 2019 until June 10, 2019, our Audit Committee consisted of John Bonfiglio, David Friedman, and Robert Pearson; and from June 10, 2019 until April 15, 2020, our Audit Committee consisted of David Friedman and Robert Pearson. Our Board has determined that each of Brent Longnecker and Jose Antonio Moreno Toscano is an “audit committee financial expert” as that term is defined by applicable SEC rules, and that each possesses financial sophistication, as defined under the listing standards of The Nasdaq Capital Market. During 2019, the Chair of our Audit Committee was David Friedman, whom our Board also determined was an “audit committee financial expert and possessed financial sophistication, as defined under the listing standards of The Nasdaq Capital Market. Our Board made a qualitative assessment of each of Mr. Longnecker's and Mr. Moreno Toscano's level of knowledge and experience based on a number of factors, including his formal education, experience in finance and other areas, business acumen and independence. Our Board has also determined that each member of our Audit Committee can read and understand fundamental financial statements in accordance with applicable requirements. In arriving at these determinations, the Board has examined each Audit Committee member’s scope of experience and the nature of their experience in the corporate finance sector. The Board has adopted a written Audit Committee charter that is available to stockholders on our website at www.genprex.com. The information on our website is not incorporated by reference into this Proxy Statement or our Annual Report on Form 10-K for the year ended December 31, 2019. The Audit Committee met four times during the year ended December 31, 2019.

The Board reviews the Nasdaq listing standards definition of independence for Audit Committee members on an annual basis and has determined that all members of our Audit Committee are independent (as independence is defined in the Nasdaq listing standards and Rule 10A-3 of the Exchange Act).

The responsibilities of our Audit Committee include:

•	appointing, approving the compensation of, and assessing the independence of our registered public accounting firm;

•	overseeing the work of our registered public accounting firm, including through the receipt and consideration of reports from such firm;

•	reviewing and discussing with management and the registered public accounting firm our annual and quarterly financial statements and related disclosures;

•	monitoring our internal control over financial reporting, disclosure controls and procedures and code of business conduct and ethics;

•	discussing our risk management policies;

•	reviewing and approving or ratifying any related person transactions; and

•	preparing the Audit Committee report required by SEC rules.

Report of the Audit Committee of the Board of Directors

The following Audit Committee Report shall not be deemed to be “soliciting material,” deemed “filed” with the SEC or subject to the liabilities of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Notwithstanding anything to the contrary set forth in any of the Company’s previous filings under the Securities Act of 1933, as amended, or the Exchange Act that might incorporate by reference future filings, including this Proxy Statement, in whole or in part, the following Audit Committee Report shall not be incorporated by reference into any such filings.

The Audit Committee is comprised of two independent directors (as defined under Nasdaq Listing Rule 5605(a)(2)). The Audit Committee operates under a written charter, which is available on our website at www.genprex.com.

The Audit Committee has reviewed and discussed the audited financial statements for the fiscal year ended December 31, 2019 with management of the Company. The Audit Committee has discussed with the independent registered public accounting firm the matters required to be discussed by Auditing Standard No. 1301, Communications with Audit Committees, as adopted by the Public Company Accounting Oversight Board (“PCAOB”). The Audit Committee has also received the written disclosures and the letter from the independent registered public accounting firm required by applicable requirements of the PCAOB regarding the independent registered public accounting firm's communications with the Audit Committee concerning independence, and has discussed with the independent registered public accounting firm the accounting firm’s independence. Based on the foregoing, the Audit Committee has recommended to the Board that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2019 for the filing with the US Securities and Exchange Commission.

Brent M. Longnecker Jose Antonio Moreno Toscano Will R. Wilson, Jr.

Compensation Committee

Our Compensation Committee currently consists of Brent M. Longnecker, Jose Antonio Moreno Toscano and Will R. Wilson, Jr. From January 1, 2019 until February 11, 2019, our Compensation Committee consisted of David Friedman and Robert Pearson; from February 12, 2019 until June 10, 2019, our Compensation Committee consisted of John Bonfiglio, David Friedman, and Robert Pearson; and from June 10, 2019 until April 15, 2020, our Compensation Committee consisted of David Friedman and Robert Pearson. During 2019, the Chair of our Compensation Committee was Robert Pearson. The Board has adopted a written Compensation Committee charter that is available to stockholders on our website at www.genprex.com. The information on our website is not incorporated by reference into this Proxy Statement or our Annual Report on Form 10-K for the year ended December 31, 2019. The Compensation Committee met one time during the year ended December 31, 2019.

The responsibilities of our Compensation Committee include:

•	reviewing and approving, or recommending that our Board approve, the compensation of our chief executive officer and our other executive officers;

•	reviewing and recommending to our Board the compensation of our directors;

•	selecting independent compensation consultants and advisers and assessing whether there are any conflicts of interest with any of the committee’s compensation advisers; and

•	reviewing and approving, or recommending that our Board approve, incentive compensation and equity plans.

Compensation Committee Processes and Procedures

The Compensation Committee discusses and makes recommendations to the Board for annual compensation adjustments, annual bonuses, annual equity awards, and corporate performance objectives. For executives other than the Chief Executive Officer, the Compensation Committee solicits and considers evaluations and recommendations submitted to the Compensation Committee by the Chief Executive Officer. In the case of the Chief Executive Officer, the evaluation of his performance is conducted by the Compensation Committee, which determines recommendations to the Board regarding any adjustments to his compensation as well as awards to be granted. The Chief Executive Officer does not participate in, and is not present during, any deliberations or determinations of the Compensation Committee regarding his compensation or individual performance objectives. For all executives and directors as part of its deliberations, the Compensation Committee may review and consider, as appropriate, materials such as financial reports and projections, operational data, executive and director stock ownership information, company stock performance data, analyses of historical executive compensation levels and current Company-wide compensation levels, compensation data from comparative companies, compensation surveys, and recommendations of any compensation consultant, if applicable.

The charter of the Compensation Committee grants the Compensation Committee full access to all books, records, facilities and personnel of the Company. In addition, under its charter, the Compensation Committee has the authority to obtain, at the expense of the Company, advice and assistance from internal and external legal, accounting or other advisers and other external resources that the Compensation Committee considers necessary or appropriate in the performance of its duties. The Compensation Committee has direct responsibility for the oversight of the work of any advisers engaged for the purpose of advising the Compensation Committee. The Compensation Committee has the authority to retain compensation consultants to assist in its evaluation of executive and director compensation, including the authority to approve the consultant’s reasonable fees and other retention terms. Under its charter, to the extent required by SEC and Nasdaq rules, the Compensation Committee may select, or receive advice from, a compensation consultant, legal counsel or other adviser to the Compensation Committee, other than in-house legal counsel and certain other types of advisers, only after taking into consideration six factors, prescribed by the SEC and Nasdaq, that bear upon the adviser’s independence; however, there is no requirement that any adviser be independent.

In 2019, after taking into account the six factors prescribed by the SEC and Nasdaq, the Company again engaged Longnecker & Associates (“Longnecker”) as its compensation consultant. Longnecker was retained to provide an assessment of the Company’s executive and director compensation programs in comparison to executive and director compensation programs at selected publicly-traded peer companies. As part of its engagement, Longnecker was requested by the Compensation Committee to develop the peer group of comparative companies and to perform analyses of compensation levels for that group. Longnecker developed peer group and related recommendations that were presented to the Compensation Committee for its consideration.

Nominating and Corporate Governance Committee

Our Nominating and Corporate Governance Committee currently consists of Brent M. Longnecker, Jose Antonio Moreno Toscano and Will R. Wilson, Jr. From January 1, 2019 until February 11, 2019, our Nominating and Corporate Governance Committee consisted of David Friedman and Robert Pearson; from February 12, 2019 until June 10, 2019, our Nominating and Corporate Governance Committee consisted of John Bonfiglio, David Friedman, and Robert Pearson; and from June 10, 2019 until April 15, 2020, our Nominating and Corporate Governance Committee consisted of David Friedman and Robert Pearson. During 2019, the Chair of our Nominating and Corporate Governance Committee was David Friedman. The Board has adopted a written Nominating and Corporate Governance Committee charter that is available to stockholders on our website at www.genprex.com. The information on our website is not incorporated by reference into this Proxy Statement or our Annual Report on Form 10-K for the year ended December 31, 2019. The Nominating and Corporate Governance Committee met one time during the year ended December 31, 2019.

The responsibilities of our Nominating and Corporate Governance Committee include:

•	identifying individuals qualified to become members of our Board;

•	recommending to our Board the persons to be nominated for election as directors and for appointment to each of the Board’s committees;

•	reviewing and making recommendations to our Board with respect to management succession planning;

•	developing and recommending to our Board corporate governance principles; and

•	overseeing a periodic evaluation of our Board.

The Nominating and Corporate Governance Committee does not set specific criteria for directors but seeks individuals who have the ability to read and understand basic financial statements, the highest personal integrity and ethics, relevant expertise upon which to be able to offer advice and guidance to management, sufficient time to devote to the affairs of the Company, the ability to exercise sound business judgment and the commitment to rigorously represent the long-term interests of the Company’s stockholders. The Nominating and Corporate Governance Committee may modify these qualifications from time to time. Candidates for director nominees are reviewed in the context of the current composition of the Board, the operating requirements of the Company and the long-term interests of stockholders. In conducting this assessment, the Nominating and Corporate Governance Committee considers diversity, age, skills and such other factors as it deems appropriate to maintain a balance of knowledge, experience and capability.

In the case of incumbent directors whose terms of office are set to expire, the Nominating and Corporate Governance Committee reviews these directors’ overall service to the Company during their terms, including the number of meetings attended, level of participation, quality of performance and any other relationships and transactions that might impair the directors’ independence. In the case of new director candidates, the Nominating and Corporate Governance Committee also determines whether the nominee is independent for Nasdaq purposes, which determination is based upon applicable Nasdaq listing standards, applicable SEC rules and regulations and the advice of counsel, if necessary. The Nominating and Corporate Governance Committee then uses its network of contacts to compile a list of potential candidates, but may also engage, if it deems appropriate, a professional search firm. The Nominating and Corporate Governance Committee conducts any appropriate and necessary inquiries into the backgrounds and qualifications of possible candidates after considering the function and needs of the Board. The Nominating and Corporate Governance Committee meets to discuss and consider the candidates’ qualifications and then selects candidates for recommendation to the Board by majority vote.

The Nominating and Corporate Governance Committee will consider director candidates recommended by stockholders. The Nominating and Corporate Governance Committee does not intend to alter the manner in which it evaluates candidates based on whether or not the candidate was recommended by a stockholder. Stockholders who wish to recommend individuals for consideration by the Nominating and Corporate Governance Committee to become nominees for election to the Board may do so by delivering a written recommendation to the Nominating and Corporate Governance Committee at the following address: c/o Genprex, Inc., Dell Medical School, Health Discovery Building, 1601 Trinity Street, Building B, Suite 3.322, Austin, TX 78712, Attn: Secretary, no later than the close of business on the 90th day nor earlier than the close of business on the 120th day prior to the first anniversary of the preceding year’s annual meeting. In the event the date of the annual meeting is more than 30 days before or more than 30 days after such anniversary date, notice must be delivered not earlier than the close of business on the 120th day prior to such annual meeting and not later than the close of business on the later of the 90th day prior to such annual meeting or the 10th day following the day on which public announcement of the date of such meeting is first made. Submissions must include the name and address of the Company stockholder on whose behalf the submission is made; the number of Company shares that are owned beneficially by such stockholder as of the date of the submission; the full name of the proposed candidate; a description of the proposed candidate’s business experience for at least the previous five years; complete biographical information for the proposed candidate; and a description of the proposed candidate’s qualifications as a director. Any such submission must be accompanied by the written consent of the proposed nominee to be named as a nominee and to serve as a director if elected.

STOCKHOLDER COMMUNICATIONS WITH THE BOARD OF DIRECTORS

The Board has adopted a formal process by which stockholders may communicate with the Board or any of its directors. Stockholders who wish to communicate with the Board may do so by sending written communications addressed to the Secretary of Genprex, Inc., Dell Medical School, Health Discovery Building, 1601 Trinity Street, Building B, Suite 3.322, Austin, TX 78712. These communications will be reviewed by the Secretary of Genprex, who will determine whether the communication is appropriate for presentation to the Board or the relevant director. The purpose of this screening is to allow the Board to avoid having to consider irrelevant or inappropriate communications (such as advertisements, solicitations and hostile communications).

ETHICS CODE

We have adopted a written Code of Business Conduct and Ethics, or Ethics Code, that applies to all of our officers, directors and employees. The Ethics Code is available on our website at www.genprex.com. The information on our website is not incorporated by reference into this Proxy Statement or our Annual Report on Form 10-K for the year ended December 31, 2019. If we make any substantive amendments to the Ethics Code or grant any waiver from a provision of the Ethics Code to any executive officer or director, we will promptly disclose the nature of the amendment or waiver on our website and/or in our public filings with the SEC.

PROPOSAL 2

RATIFICATION OF SELECTION OF

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has selected Daszkal Bolton LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2020 and has further directed that management submit the selection of its independent registered public accounting firm for ratification by the stockholders at the Annual Meeting. Daszkal Bolton has audited the Company’s financial statements since 2012. Representatives of Daszkal Bolton are not expected to be present at the Annual Meeting.

Neither the Company’s amended and restated bylaws nor other governing documents or law require stockholder ratification of the selection of Daszkal Bolton as the Company’s independent registered public accounting firm. However, the Audit Committee is submitting the selection of Daszkal Bolton to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the selection, the Audit Committee will reconsider whether or not to retain that firm. Even if the selection is ratified, the Audit Committee in its discretion may direct the appointment of different independent auditors at any time during the year if they determine that such a change would be in the best interests of the Company and its stockholders.

The affirmative vote of the holders of a majority of the shares present in person or represented by proxy and entitled to vote on the matter at the Annual Meeting will be required to ratify the selection of Daszkal Bolton.

Principal Accountant Fees and Services

The following table sets forth the fees billed by Daszkal Bolton LLP for audit, audit-related, tax and all other services rendered for 2019 and 2018:

Fee Category	2019	2018
Audit Fees	$57,500	$35,250
Tax Fees	3,500	3,400
All Other Fees	26,500	41,732
Total Fees	$87,500	$80,382

Audit Fees.    Audit fees consist of fees billed for the audit of our annual consolidated financial statements and the review of the interim consolidated financial statements.

Tax Fees.    Tax fees consist of aggregate fees for tax compliance and tax advice, including the review and preparation of our various jurisdictions' income tax returns.

Other Fees. Other fees consist of common accounting services that are provided in connection with registration statements, including the registration statement for our initial public offering. Included in the 2018 all other fees is $34,232 of fees billed in connection with our initial public offering in April 2018.

The Board of Directors pre-approved all services performed.

In connection with the audit of the 2019 financial statements, the Company entered into an engagement agreement with Daszkal Bolton LLP that sets forth the terms on which Daszkal Bolton would perform audit services for the Company. That agreement is subject to alternative dispute resolution procedures.

Pre-Approval Policies and Procedures

The Audit Committee has adopted a policy for the pre-approval of audit and non-audit services rendered by the Company’s independent registered public accounting firm, Daszkal Bolton. The policy generally pre-approves specified services in the defined categories of audit services, audit-related services and tax services up to specified amounts. Pre-approval may also be given as part of the Audit Committee’s approval of the scope of the engagement of the independent auditor or on an individual, explicit, case-by-case basis before the independent auditor is engaged to provide each service.

The pre-approval of services may be delegated to one or more of the Audit Committee’s members, but the decision must be reported to the full Audit Committee at its next scheduled meeting.

The Audit Committee has determined that the rendering of services other than audit services by Daszkal Bolton is compatible with maintaining the principal accountant’s independence.

THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” THE RATIFICATION OF THE SELECTION OF DASZKAL BOLTON LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 2020

EXECUTIVE OFFICERS

J. Rodney Varner, 63, is a co-founder of Genprex and has served as our Chief Executive Officer and Secretary, and as a member of our Board and as Chairman of our Board since August 2012. Mr. Varner also served as our President from August 2012 until April 10, 2018. For additional information about Mr. Varner’s experience and education, see above under “Nominees for Election for a Three-Year Term Expiring at the 2023 Annual Meeting.”

Ryan M. Confer, 38, has served as our Chief Financial Officer since September 2016. From December 2013 through September 2016, he served as our Chief Operating and Financial Officer, and from June 2011 to December 2013 as our business Manager. Mr. Confer has served us in a variety of strategic, operations, and finance capacities since our inception in 2009 both as a consultant through his own firm, Confer Capital, Inc., and as an employee. Mr. Confer has over 10 years of entrepreneurial and executive experience in planning, launching, developing, and growing emerging technology companies. He has served in c-level and vice president roles for non-profit and for-profit entities since 2008. Most notably, Mr. Confer served as VP of Customer Experience and then later as VP of Strategy for KaiNexus Inc., an emerging technology company that develops continuous improvement software. Prior to his entrepreneurial experience, Mr. Confer served as a business development consultant for the University of Texas at Austin’s IC2 Institute, an international think tank and incubator, where he focused on evaluating the commercialization potential of nascent technologies in emerging growth markets. Mr. Confer holds a BS in finance and legal studies from Bloomsburg University of Pennsylvania and an MS in technology commercialization from the McCombs School of Business at the University of Texas at Austin.

Michael T. Redman, 65, has served as our Executive Vice President and Chief Operating Officer since March 12, 2020. From time to time from August 7, 2019 to March 12, 2020, Mr. Redman served as an advisor to us. Mr. Redman has more than 30 years of experience in the life sciences industry. He has held a variety of key executive roles at clinical-stage companies, where he focused on strategic business development and U.S. and worldwide manufacturing and clinical operations. He has been instrumental in the consummation of multiple strategic transactions in the biotechnology and pharmaceutical industries. Since June 2019, Mr. Redman has served as an independent consultant to biotechnology and life science companies.  From January 2007 to May 2019, Mr. Redman served as President, Chief Executive Officer and Director of Oncolix, Inc., a publicly traded clinical-stage biopharmaceutical company focused on developing therapies for women’s and children’s cancers. Beginning in 2018, Mr. Redman also served as the Chief Financial Officer of Oncolix.  During his tenure at Oncolix, he advanced the company’s lead drug into human clinical trials, completed the in-licensing of a promising radiopharmaceutical drug for the treatment of bone-related cancers, and took the company public. Prior to Oncolix, he was the CEO of Bone Medical Limited, an Australia-based clinical stage company developing oral peptide products for the treatment of osteoporosis. In 2001, he co-founded Opexa Pharmaceuticals Inc., a company developing immunotherapies for a variety of diseases, and served as its President and CEO until 2005. Mr. Redman also held key management positions with Zonagen, Inc. (now Repros Therapeutics Inc., which is a part of Allergan plc), Aronex Pharmaceuticals, Inc. (acquired by Antigenics Inc.), Biovail Corporation and American Home Products Corporation (which was renamed Wyeth and acquired by Pfizer Inc.). Mr. Redman earned a BA in Biology from the University of Missouri and an MBA from the University of Phoenix.

Catherine M. Vaczy, 58, has served as our as Executive Vice President and Chief Strategy Officer since March 12, 2020. From December 1, 2019 to March 12, 2020, Ms. Vaczy served as an advisor to us. Ms. Vaczy has more than 20 years of experience as a founder and senior executive of life science companies, serving as a strategic partner and business and legal advisor to senior leadership teams and boards. From 2015 through 2019, Ms. Vaczy provided strategic advisory services to early stage biotechnology companies and other technology driven companies. In 2005, Ms. Vaczy co-founded and served for 10 years as General Counsel and Secretary of NeoStem, Inc. (now Caladrius Biosciences, Inc.), a Nasdaq-listed clinical stage biotechnology company that combined a leading cell and gene therapy process development and manufacturing organization (which was sold to Hitachi Chemical Co. America, Ltd.) with a development pipeline of cell therapy products. Prior to founding NeoStem, from 1997 through 2003, she was an early employee and served in roles on the senior leadership team of increasing responsibility, most recently as Vice President, Legal, Associate General Counsel and Assistant Secretary of Nasdaq-listed ImClone Systems Incorporated (which was sold to Eli Lily and Company), a pioneer in targeted cancer therapy, where she was instrumental in forging important strategic alliances, including a transformative $1 billion co-development deal for the Company’s blockbuster drug, Erbitux. Earlier in her career, Ms. Vaczy was a practicing attorney in a nationally recognized law firm representing early stage life science and other technology companies. Ms. Vaczy received a BA degree from Boston College and a JD degree from St. John’s University School of Law.

Each of Mr. Varner and Mr. Confer is currently a full-time employee of Genprex. Mr. Varner spends fewer than 5 hours per month on duties relating to Wilson & Varner, LLP, and Mr. Confer spends fewer than 10 hours per month providing financial consulting services to other companies that are not competitive with us.

Family Relationships

There are no family relationships between any of our current or former directors or executive officers.

Involvement in Certain Legal Proceedings

To the best of our knowledge, none of our directors or executive officers have, during the past ten years, been involved in any legal proceedings described in subparagraph (f) of Item 401 of Regulation S-K.

Arrangement between Officers and Directors

To our knowledge, there is no arrangement or understanding between any of our officers and any other person, including our directors, pursuant to which the officer was selected to serve as an officer.

SECURITY OWNERSHIP OF

CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information available to us with respect to the beneficial ownership of our common stock as of April 20, 2020, by:

•	each person, or group of affiliated persons, known by us to beneficially own more than 5% of any class of our voting securities;

•	each of our directors;

•	each of our Named Executive Officers; and

•	all of our current executive officers and directors as a group.

The table lists applicable percentage ownership based on 32,854,841 shares of common stock outstanding as of April 20, 2020. Options and warrants to purchase shares of our common stock that are exercisable within 60 days of April 20, 2020, are deemed to be beneficially owned by the persons holding these options for the purpose of computing percentage ownership of that person, but are not treated as outstanding for the purpose of computing any other person’s ownership percentage.

Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities. Except as noted by footnote, and subject to community property laws where applicable, we believe, based on the information provided to us, that the persons and entities named in the table below have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them.

Except as otherwise noted below, the address for each person or entity listed in the table is c/o Genprex, Inc., Dell Medical School, Health Discovery Building, 1601 Trinity Street, Building B, Suite 3.322, Austin, Texas 78712.

	Shares Beneficially Owned
Beneficial Owner	Number		Percentage
5% or Greater Stockholders
Christy M. Nance	3,167,694	(1)	9.59%
Hudson Bay Master Fund Ltd (2)	2,725,863	(3)	7.66%
Sabby Volatility Warrant Master Fund, Ltd. (4)	1,905,000	(5)	5.80%
CVI Investments, Inc. (6)	1,905,000		5.80%
Intracoastal Capital LLC (7)	1,905,000		5.80%

Directors and Named Executive Officers
J. Rodney Varner	3,638,141	(8)	10.59%
Julien L. Pham	925,665	(9)	2.74%
Ryan M. Confer	802,280	(10)	2.39%
Brent M. Longnecker	11,775	(11)	*
Jose Antonio Moreno Toscano	11,775	(12)	*
William R. Wilson, Jr.	11,775	(13)	*
All current executive officers and directors as a group (7 persons)	4,596,857	(14)	13.05%

*     Represents beneficial ownership of less than 1%.

(1)

Represents (i) 584,735 shares of common stock held by Christy M. Nance, (ii) 2,421,563 shares of common stock held by Domecq Sebastian, LLC (“Domecq Sebastian”) and (iii) 161,396 shares of common stock issuable upon exercise of an option held by Domecq Sebastian. Christy M. Nance is the Managing Member of Domecq Sebastian and in such capacity has voting and dispositive power over the securities held by Domecq Sebastian. The address of Christy M. Nance is 8203 Scenic Ridge Cove, Austin, Texas 78735.

(2)

Pursuant to the Schedule 13G/A filed by Hudson Bay Capital Management LP ("Hudson Bay Capital") and Sander Gerber on February 5, 2020, securities that are the subject of such Schedule 13G/A are held in the name of Hudson Bay Master Fund Ltd. (“Hudson Bay Fund”). Hudson Bay Capital is the investment manager of Hudson Bay Fund, Hudson Bay GP LLC (Hudson Bay GP”) is the general partner of Hudson Bay Capital, and Mr. Gerber is managing member of Hudson Bay GP, and in such capacity has the right to vote and dispose of the securities owned by Hudson Bay GP. The address of Hudson Bay Capital and of Mr. Gerber is 777 Third Avenue, 30th Floor, New York, NY 10017.

(3)

Represents shares of common stock issuable upon exercise of warrants. The warrants contain an ownership limitation such that the holder may not exercise any of such warrants to the extent that such exercise would result in the holder’s beneficial ownership being in excess of 9.99% of the Company’s issued and outstanding common stock, together with all shares owned by the holder and its affiliates.

(4)

Pursuant to the Schedule 13G filed by Sabby Volatility Warrant Master Fund, Ltd. ("Sabby Volatility"), Sabby Management, LLC ("Sabby Management") and Hal Mintz on January 23, 2020, Sabby Management is the investment manager of Sabby Volatility. Hal Mintz is the Manager of Sabby Management and in such capacity has the right to vote and dispose of the securities owned by Sabby Management. The address of Sabby Volatility is c/o Ogier Fiduciary Services (Cayman) Limited, 89 Nexus Way, Camana Bay, Grand Cayman KY1-9007, Cayman Islands. The address of Sabby Management is 10 Mountainview Road, Suite 205, Upper Saddle River, New Jersey 07458. The address of Hal Mintz is c/o Sabby Management, 10 Mountainview Road, Suite 205, Upper Saddle River, New Jersey 07458.

(5)

Represents shares of common stock. Excludes an aggregate of 2,725,863 shares of common stock issuable upon exercise of warrants. The warrants contain an ownership limitation such that the holder may not exercise any of such warrants to the extent that such exercise would result in the holder’s beneficial ownership being in excess of 4.99% of the Company’s issued and outstanding common stock, together with all shares owned by the holder and its affiliates.

(6)

Pursuant to the Schedule 13G filed by CVI Investments, Inc. (“CVI”) and Heights Capital Management, Inc. (“Heights”) on January 31, 2020, Heights is the investment manager of CVI, and in such capacity has the right to vote and dispose of the securities held by CVI. The address of CVI is P.O. Box 309GT, Ugland House, South Church Street, George Town, Grand Cayman KY1-1104, Cayman Islands. The address of Heights is 101 California Street, Suite 3250, San Francisco, California 94111.

(7)

Pursuant to the Schedule 13G filed by Intracoastal Capital LLC (“Intracoastal”), Mitchell P. Kopin and Daniel B. Asher on January 31, 2020, each of Intracoastal, Mr. Kopin and Mr. Asher may be deemed to have beneficial ownership of the shares that are the subject of such Schedule 13G. The address of Intracoastal and of Mr. Kopin is 245 Palm Trail, Delray Beach, Florida 33483, and the address of Mr. Asher is 111 W. Jackson Boulevard, Suite 2000, Chicago, Illinois 60604.

(8)

Represents (i) 534,735 shares of common stock held by J. Rodney Varner, (ii) 1,614,152 shares of common stock held by Laura Lane Biosciences, LLC, (iii) 1,800 shares of common stock held by Alizzita Ltd. and (iv) 1,487,454 shares of common stock issuable upon exercise of options held by J. Rodney Varner. Excludes 324,786 shares of common stock subject to an option held by J. Rodney Varner, which vest in equal monthly installments through January 14, 2022.  J. Rodney Varner is the Manager of Laura Lane Biosciences, LLC and the Manager of Alizzita Ltd. and in such capacities has voting and dipositive power over the securities held by such entities.

(9)	Represents (i) 500 shares of common stock and (ii) 925,165 shares of common stock issuable upon exercise of options.

(10)

Represents (i) 73,526 shares of common stock and (ii) 728,754 shares of common stock issuable upon exercise of options.  Excludes (i) 72,719 shares of common stock subject to an option which vest in equal quarterly installments through May 23, 2021 and (ii) 121,795 shares of common stock subject to an option which vest in equal monthly installments through January 14, 2012.

(11)	Represents 11,775 shares of common stock issuable upon exercise of options.

(12)	Represents 11,775 shares of common stock issuable upon exercise of options.

(13)	Represents 11,775 shares of common stock issuable upon exercise of options.

(14)

Includes 61,111 shares of common stock issuable upon exercise of options held by Michael T. Redman, who became our Executive Vice President and Chief Operating Officer on March 12, 2020; excludes 488,889 shares of common stock subject to an option held by Mr. Redman, which vest in equal monthly installments through February 12, 2023. Includes 60,000 shares of common stock issuable upon exercise of options held by Catherine M. Vaczy, who became our Executive Vice President and Chief Strategy Officer on March 12, 2020; excludes 480,000 shares of common stock subject to an option held by Ms. Vaczy, which vest in equal monthly installments through February 12, 2023. Does not include (i) 500 shares of common stock or (ii) 925,165 shares of common stock issuable upon exercise of options held by Julien L. Pham, who resigned as our President and Chief Scientific Officer and as an employee of Genprex on April 27, 2020.

EXECUTIVE OFFICER AND DIRECTOR COMPENSATION

The following is a discussion of compensation arrangements of our named executive officers (the “Named Executive Officers”). As an “emerging growth company” as defined in the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), we are not required to include a Compensation Discussion and Analysis section and have elected to comply with the scaled disclosure requirements applicable to emerging growth companies.

Our Named Executive Officers for the year ended December 31, 2019 include our principal executive officer and the next two most highly compensated executive officers during the year ended December 31, 2019:

•	J. Rodney Varner, our Chief Executive Officer;

•	Julien L. Pham, MD, MPH, our former President and Chief Operating Officer; and

•	Ryan M. Confer, our Chief Financial Officer.

Summary Compensation Table

Name and Principal Position	Year	Salary ($)	Performance Awards ($)	Stock Awards ($)	Option Awards ($)(1)	All Other Compensation ($)(2)	Total ($)
J. Rodney Varner	2019	400,000	-	-	229,401	29,675	659,076
Chief Executive Officer	2018	337,500	165,375	-	953,721	27,545	1,484,141
Julien L. Pham (3)	2019	375,000	-	-	1,577,527	14,358	1,966,886
President and Chief Operating Officer	2018	315,000	125,205	-	109,076	13,256	562,537
Ryan M. Confer	2019	300,000	-	-	662,688	41,714	1,004,402
Chief Financial Officer	2018	225,000	120,000	-	1,153,253	13,229	1,511,482

(1)

In accordance with SEC rules, this column reflects the aggregate grant date fair value of the stock option awards granted during 2019 and 2018. These amounts have been computed in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 718. Assumptions used in the calculation of these amounts are described in Note 5 to our financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2019. These amounts do not reflect the actual economic value that will be realized by the Named Executive Officer upon the vesting of the stock options, the exercise of the stock options, or the sale of the common stock underlying such stock options.

(2)

This column reflects medical and term life insurance premiums paid by us on behalf of each of the Named Executive Officers. The insurance benefits are provided to the Named Executive Officers on the same terms as provided to all of our regular full-time employees. For more information regarding these benefits, see below under “—Perquisites, Health, Welfare and Retirement Benefits.”

(3)

Effective as of March 12, 2020, the executive officer title of Julien L. Pham, MD, MPH, was changed to President and Chief Scientific Officer. On April 27, 2020, Dr. Pham resigned his positions as our President and Chief Scientific Officer and as an employee of Genprex.

Annual Base Salary

The base salary of our Named Executive Officers is generally determined and approved periodically or in connection with the commencement of employment of the executive, by our Board. As of December 31, 2019, base salaries for our Named Executive Officers, which became effective as of January 1, 2019, are provided below.

Name	2019 Base Salary ($)
J. Rodney Varner	400,000
Julien Pham	375,000
Ryan Confer	300,000

Bonus Compensation

From time to time our Board or Compensation Committee may approve bonuses for our Named Executive Officers based on individual performance, company performance or as otherwise determined appropriate.

Pursuant to their respective employment agreements, Dr. Pham was, and each of Mr. Varner and Mr. Confer is, eligible to receive an annual cash bonus upon the achievement of performance objectives mutually agreed between the executive and the Board. During 2019, no performance objectives were established or agreed upon between the Board and our Named Executive Officers. The Board did not award bonuses to any of our Named Executive Officers for 2019.

Equity-Based Incentive Awards

Our equity-based incentive awards are designed to align our interests and those of our stockholders with those of our employees and consultants, including our Named Executive Officers. The Board is responsible for approving equity grants. Stock options were the only form of equity awards we granted to our Named Executive Officers in 2019.

We have historically used stock options as an incentive for long-term compensation to our Named Executive Officers because they are able to profit from stock options only if our stock price increases relative to the stock option’s exercise price, which exercise price is set at no less than the fair market value of our common stock on the date of grant. We may grant equity awards at such times as our Board determines appropriate. Our executives generally are awarded an initial grant in the form of a stock option in connection with their commencement of employment with us. Additional grants may be made periodically in order to specifically incentivize executives with respect to achieving certain corporate goals or to reward executives for exceptional performance.

Prior to the initial public offering of our common stock, we granted all stock options pursuant to our 2009 Equity Incentive Plan. Following our initial public offering, we have granted and will grant equity incentive awards under the terms of our 2018 Equity Incentive Plan (the “2018 Plan”).

All options are granted with an exercise price per share that is no less than the fair market value of our common stock on the date of grant of such award. Our stock option awards generally vest over a four-year period and may be subject to acceleration of vesting and exercisability under certain termination and change in control events. See “—Outstanding Equity Awards at Fiscal Year-End.”

In January 2019, the Board granted an option to purchase 615,384 shares to Mr. Varner, an option to purchase 432,692 shares to Dr. Pham and an option to purchase 230,769 shares to Mr. Confer. Each of these options was granted under the 2018 Plan, and each has an exercise price of $1.62 per share, the closing price of our common stock as reported on The Nasdaq Capital Market on January 25, 2019, the date of grant. One thirty-sixth of the options granted to each of Mr. Varner, Dr. Pham and Mr. Confer vest each month following January 14, 2019.

Securities Authorized for Issuance under Equity Compensation Plans

The following table provides certain information with respect to all of the Company’s equity compensation plans in effect as of December 31, 2019.

	Equity Compensation Plan Information
Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants, and rights (a)	Weighted-average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for issuance under equity compensation plans, excluding securities reflected in column (a) (c) (1)
Equity compensation plans approved by security holders:	5,942,923	$2.67	1,775,833
Equity compensation plans not approved by security holders (2):	1,542,412	$5.08	-
Total	7,485,335		1,775,833

(1)

Includes the 2018 Plan, the 2009 Plan and our 2018 Employee Stock Purchase Plan (the “ESPP”). An aggregate of 208,050 shares under column (c) have been reserved for issuance under the ESPP as of December 31, 2019; however, the ESPP will not become effective until the Board determines to make this benefit available to employees.

(2)

Consists of warrants issued to providers of consulting services to us. Pursuant to agreements entered into with other providers of consulting services to us, we issued an aggregate of 506,707 shares of our common stock in 2019. Pursuant to these agreements, we are obligated to issue to these providers of consulting services additional shares of our common stock, as follows: 5,000 shares per calendar quarter to one provider; and to a second provider; shares having a value of $100,000 each December 4, starting on December 4, 2020, unless we elect to terminate the agreement with that provider. Does not include: (a) warrants to purchase an aggregate of 38,400 shares of our common stock at an exercise price of $6.25 per share issued to the underwriter of our initial public offering in 2018; (b) warrants to purchase an aggregate of 2,283,740 shares of our common stock at an exercise price equal to $0.46 per share issued to the investors in our private placement in 2018; (c) warrants to purchase an aggregate of 3,167,986 shares of our common stock at an exercise price of $0.46 per share issued to the investors in our registered direct offering in November 2019; and (d) warrants to purchase an aggregate of 443,518 shares of our common stock at an exercise price equal to $0.575 per share issued to the placement agent in our registered direct offering in November 2019.

Agreements with Named Executive Officers

Employment Agreement with Rodney Varner

In April 2018, we entered into an employment agreement with Mr. Varner, our Chief Executive Officer. Mr. Varner’s employment under the agreement is at will and may be terminated at any time by us or by him. Under the terms of the agreement, Mr. Varner was initially entitled to receive an annual base salary of $350,000. The agreement provides that the Company may pay Mr. Varner a bonus as described above under “—Bonus Compensation” and provides that the Company may grant to Mr. Varner options to purchase shares of our common stock.

The agreement provides that during the term of Mr. Varner’s employment with us and for one year after the termination of his employment, Mr. Varner will not encourage any of our employees or consultants to leave Genprex and will not compete or assist others to compete with us.

If, prior to a change of control, we terminate Mr. Varner’s employment without cause or if Mr. Varner resigns for good reason, and Mr. Varner delivers to us a signed settlement agreement and general release of claims, we are obligated to pay Mr. Varner: (i) a severance payment equal to 18 months of Mr. Varner’s base salary then in effect; (ii) a payment equal to Mr. Varner’s then applicable annual target bonus, calculated at full attainment; (iii) reimbursement of COBRA premium payments made by Mr. Varner for the 12 months following such termination; and (iv) acceleration as to 100% of Mr. Varner’s unvested equity awards from us, subject in the case of (i) and (ii) to our having at least $5 million in cash or cash equivalents and a net worth of at least $5 million on the date of termination.

If, within 12 months following a change of control, Mr. Varner’s employment is terminated without cause or Mr. Varner resigns for good reason, and he delivers to us a signed settlement agreement and general release of claims, we are obligated to pay Mr. Varner: (i) a severance payment equal to 18 months of Mr. Varner’s base salary then in effect; (ii) a payment equal to Mr. Varner’s then applicable target bonus for 18 months, calculated at full attainment; (iii) reimbursement of COBRA premium payments made by Mr. Varner for the 18 months following such termination; and (iv) acceleration as to 100% of Mr. Varner’s unvested equity awards from us, subject in the case of (i) and (ii) to our having at least $5 million in cash or cash equivalents and a net worth of at least $5 million on the date of termination.

For the purposes of Mr. Varner’s employment agreement, “cause” means the occurrence of any of the following events: (i) a determination by our Board that Mr. Varner’s performance is unsatisfactory after there has been delivered to him a written demand for performance which describes the specific deficiencies in his performance and the specific manner in which his performance must be improved, and which provides 30 business days from the date of notice to remedy such performance deficiencies; (ii) Mr. Varner’s conviction of or plea of nolo contendere to a felony or a crime involving moral turpitude which our Board reasonably finds has had or will have a detrimental effect on our reputation or business; (iii) Mr. Varner’s engaging in an act of gross negligence or willful misconduct in the performance of his employment obligations and duties that materially harms us; (iv) Mr. Varner’s committing an act of fraud against, material misconduct or willful misappropriation of property belonging to us; or (v) Mr. Varner’s material breach of his confidentiality, invention assignment and noncompetition agreement with us or of any other unauthorized misuse of our trade secrets or proprietary information.

For purposes of Mr. Varner’s employment agreement, “good reason” means the occurrence of any of the following taken without Mr. Varner’s written consent and conditioned on (a) his providing us with notice of the basis for such resignation for good reason, (b) our failure to cure the event constituting good reason within 30 days after notice and (c) his termination of his employment within 30 days following the expiration of the cure period: (i) a material change in Mr. Varner’s position, titles, offices or duties; (ii) an assignment of any significant duties to Mr. Varner that are inconsistent with his positions or offices held under his employment agreement; (iii) a decrease in Mr. Varner’s then current annual base salary by more than 10% (other than in connection with a general decrease in the salary of all of our other similarly situated employees); or (iv) the relocation of Mr. Varner to a facility or a location more than 50 miles from his then current location.

Amended and Restated Employment Agreement with Julien L. Pham, MD, MPH

On May 23, 2018, we entered into an amended and restated employment agreement with Julien L. Pham, MD, MPH, who was then our President and Chief Operating Officer.

Effective as of March 12, 2020, Dr. Pham’s executive officer title was changed to President and Chief Scientific Officer. On April 27, Dr. Pham resigned his positions as our President and Chief Scientific Officer and as an employee of Genprex.

Dr. Pham’s employment under the agreement was at will and could be terminated at any time by us or by him. Under the terms of the agreement, Dr. Pham was initially entitled to receive an annual base salary of $325,000. Dr. Pham was also entitled to receive a bonus upon the achievement of performance objectives agreed upon between our Board and Dr. Pham. The amount of the bonus for 2018 was up to 33.33% of Dr. Pham’s then-current base salary; the amount of the bonus after 2018 would be determined by our Board. The agreement provided for an initial grant of options to purchase an aggregate of 659,346 shares of our common stock to Dr. Pham, and provided that the Company could grant to Dr. Pham additional options to purchase shares of our common stock.

The agreement provided that during the term of Dr. Pham’s employment with us and for one year after the termination of his employment, Dr. Pham would not encourage any of our employees or consultants to leave Genprex and would not compete or assist others to compete with us.

If, prior to a change of control, we were to terminate Dr. Pham’s employment without cause or if Dr. Pham were to resign for good reason, and Dr. Pham delivered to us a signed settlement agreement and general release of claims, we would have been obligated to pay Dr. Pham: (i) a severance payment equal to 12 months of Dr. Pham’s base salary then in effect; (ii) a payment equal to Dr. Pham’s then applicable annual target bonus, calculated at full attainment; (iii) reimbursement of COBRA premium payments made by Dr. Pham for the 12 months following such termination; and (iv) acceleration as to 100% of Dr. Pham’s Time Based Options, subject in the case of (i) and (ii) to our having at least $5 million in cash or cash equivalents and a net worth of at least $5 million on the date of termination.

If, within 12 months following a change of control, Dr. Pham’s employment were terminated without cause or Dr. Pham were to resign for good reason, and he delivered to us a signed settlement agreement and general release of claims, we would have been obligated to pay Dr. Pham: (i) a severance payment equal to 12 months of Dr. Pham’s base salary then in effect; (ii) a payment equal to Dr. Pham’s then applicable annual target bonus, calculated at full attainment; (iii) reimbursement of COBRA premium payments made by Dr. Pham for the 12 months following such termination; and (iv) acceleration as to 100% of Dr. Pham’s unvested equity awards from us, subject in the case of (i) and (ii) to our having at least $5 million in cash or cash equivalents and a net worth of at least $5 million on the date of termination.

For the purposes of Dr. Pham’s employment agreement, “cause” meant the occurrence of any of the following events: (i) a determination by our Board that Dr. Pham’s performance was unsatisfactory after there had been delivered to him a written demand for performance which described the specific deficiencies in his performance and the specific manner in which his performance must be improved, and which provided 30 business days from the date of notice to remedy such performance deficiencies; (ii) Dr. Pham’s conviction of or plea of nolo contendere to a felony or a crime involving moral turpitude which our Board reasonably found had or would have a detrimental effect on our reputation or business; (iii) Dr. Pham’s engaging in an act of gross negligence or willful misconduct in the performance of his employment obligations and duties that materially harmed us; (iv) Dr. Pham’s committing an act of fraud against, material misconduct or willful misappropriation of property belonging to us; or (v) Dr. Pham’s material breach of his confidentiality, invention assignment and noncompetition agreement with us or of any other unauthorized misuse of our trade secrets or proprietary information.

For purposes of Dr. Pham’s employment agreement, “good reason” meant the occurrence of any of the following taken without Dr. Pham’s written consent and conditioned on (a) his providing us with notice of the basis for such resignation for good reason, (b) our failure to cure the event constituting good reason within 30 days after notice and (c) his termination of his employment within 30 days following the expiration of the cure period: (i) a material change in Dr. Pham’s position, titles, offices or duties other than as provided in the agreement; (ii) an assignment of any significant duties to Dr. Pham that were inconsistent with his positions or offices held under his employment agreement; (iii) a decrease in Dr. Pham’s then current annual base salary (other than in connection with a general decrease in the salary of all of our other similarly situated employees); or (iv) the requirement that Dr. Pham relocate his personal residence to a location more than 50 miles from his then current residence.

Separation Agreement with Julien L. Pham, MD, MPH

On April 27, 2020, we entered into a Separation Agreement (the "Separation Agreement") with Julien L. Pham, MD, MPH, in connection with Dr. Pham’s resignation from Genprex. Dr. Pham may revoke the Separation Agreement within a period of seven days after the execution date, after which time if not revoked, the Separation Agreement will become effective (the “Effective Date”). The Separation Agreement includes a general release of any claims of Dr. Pham against the Company and the other Releasees (as defined in the Separation Agreement), including, but not limited to, any claims under Dr. Pham’s Amended and Restated Executive Employment Agreement dated as of May 23, 2018 (the “Employment Agreement”) with the Company.

As consideration for the general release, and subject to Dr. Pham’s continued compliance with the terms and conditions of the Separation Agreement and the restrictive covenants contained in the Employment Agreement and the Confidential Information, Assignment of Inventions and Noncompetition Agreement attached as Exhibit A to the Employment Agreement (the “Confidentiality Agreement”), Dr. Pham will be entitled to receive the following: (i) payment of five months of Dr. Pham’s base salary of $375,000, or an aggregate of $156,250, subject to applicable withholding and payable in installments in accordance the Company’s normal payroll practices; (ii) reimbursement for five months of insurance coverage under the Consolidated Omnibus Budget Reconciliation Act, if incurred; (iii) accelerated vesting of stock options with time-based vesting that would have vested had Dr. Pham remained employed with the Company, with the total number of shares for which such newly vested options are exercisable being 410,117; and (iv) a release of any claims of the Company against Dr. Pham.

Under the Separation Agreement, during the five months following the Effective Date, Dr. Pham will provide up to two hours per week of consultation services relating to the transition of his duties, if and as requested by the Company, for which the Company will compensate him at a rate of $500 per hour.  Also under the Separation Agreement, stock options with respect to 164,837 shares with vesting based on achievement of milestones will be forfeited. The Separation Agreement also contains customary provisions relating to, among other things, return of Company property and information and reaffirmation of Dr. Pham’s ongoing obligations under the Employment Agreement and the Confidentiality Agreement.

Employment Agreement with Ryan Confer

In April 2018, we entered into an employment agreement with Mr. Confer, our Chief Financial Officer. Mr. Confer’s employment under the agreement is at will and may be terminated at any time by us or by him. Under the terms of the agreement, Mr. Confer was initially entitled to receive an annual base salary of $240,000. The agreement provides that the Company may pay Mr. Confer a bonus as described above under “—Bonus Compensation” and provides that the Company may grant to Mr. Confer options to purchase shares of our common stock.

The agreement provides that during the term of Mr. Confer’s employment with us and for one year after the termination of his employment, Mr. Confer will not encourage any of our employees or consultants to leave Genprex and will not compete or assist others to compete with us.

If we terminate Mr. Confer’ employment without cause or if Mr. Confer resigns for good reason, and Mr. Confer delivers to us a signed settlement agreement and general release of claims, we are obligated to pay Mr. Confer: (i) a severance payment equal to 12 months of Mr. Confer’ base salary then in effect; (ii) a payment equal to Mr. Confer’s then applicable annual target bonus, calculated at full attainment; (iii) reimbursement of COBRA premium payments made by Mr. Confer for the 12 months following such termination; and (iv) acceleration as to 100% of Mr. Confer’s unvested equity awards from us, subject in the case of (i) and (ii) to our having at least $5 million in cash or cash equivalents and a net worth of at least $5 million on the date of termination.

For the purposes of Mr. Confer’s employment agreement, “cause” means the occurrence of any of the following events: (i) a determination by our Board that Mr. Confer’s performance is unsatisfactory after there has been delivered to him a written demand for performance which describes the specific deficiencies in his performance and the specific manner in which his performance must be improved, and which provides 30 business days from the date of notice to remedy such performance deficiencies; (ii) Mr. Confer’s conviction of or plea of nolo contendere to a felony or a crime involving moral turpitude which our Board reasonably finds has had or will have a detrimental effect on our reputation or business; (iii) Mr. Confer’s engaging in an act of gross negligence or willful misconduct in the performance of his employment obligations and duties that materially harms us; (iv) Mr. Confer’s committing an act of fraud against, material misconduct or willful misappropriation of property belonging to us; or (v) Mr. Confer’s material breach of his confidentiality, invention assignment and noncompetition agreement with us or of any other unauthorized misuse of our trade secrets or proprietary information.

For purposes of Mr. Confer’s employment agreement, “good reason” means the occurrence of any of the following taken without Mr. Confer’s written consent and conditioned on (a) his providing us with notice of the basis for such resignation for good reason, (b) our failure to cure the event constituting good reason within 30 days after notice and (c) his termination of his employment within 30 days following the expiration of the cure period: (i) a material change in Mr. Confer’s position, titles, offices or duties; (ii) an assignment of any significant duties to Mr. Confer that are inconsistent with his positions or offices held under his employment agreement; (iii) a decrease in Mr. Confer’s then current annual base salary by more than 10% (other than in connection with a general decrease in the salary of all of our other similarly situated employees); or (iv) the relocation of Mr. Confer to a facility or a location more than 50 miles from his then current location.

Any potential payments and benefits due upon a qualifying termination of employment or a change in control are further described below under “—Potential Payments and Benefits upon Termination or Change in Control.”

Potential Payments and Benefits upon Termination or Change in Control

Regardless of the manner in which a Named Executive Officer’s service terminates, each Named Executive Officer is entitled to receive amounts earned during his term of service, including unpaid salary. In addition, Dr. Pham was, and each of Mr. Varner and Mr. Confer is, entitled to receive certain benefits upon our termination of his employment without cause or his resignation for good reason, and Mr. Varner is entitled to receive certain additional benefits upon such a termination or resignation within 12 months after a change of control, all as provided above under “—Agreements with Named Executive Officers.”

Each of our Named Executive Officers holds stock options that were granted subject to the general terms and termination and change in control provisions of our 2009 Equity Incentive Plan and our 2018 Equity Incentive Plan. A description of the termination and change in control provisions in our 2009 Plan and 2018 Plan and applicable to the stock options granted to our Named Executive Officers is provided below under “—Equity Benefit Plans” and “—Outstanding Equity Awards at Fiscal Year-End” and above under “—Equity-Based Incentive Awards.”

Outstanding Equity Awards at Fiscal Year-End

The following table sets forth certain information regarding equity awards granted to our Named Executive Officers that were outstanding as of December 31, 2019.

	Option Awards (1)
Name	Grant Date	Number of securities underlying unexercised option (#) exercisable	Number of securities underlying unexercised option (#) unexercisable		Option exercise price ($)(2)	Option expiration date
J. Rodney Varner	4/11/2016	645,572	—		$0.96	4/10/2026
	11/2/2018	551,284	—		$2.15	11/1/2028
	1/27/2019	188,034	427,350	(3)	$1.62	1/26/2029
Julien Pham	11/3/2016	128,883	33,917	(4)	$5.29	11/2/2026
	5/23/2018	—	164,837	(5)	$9.80	5/22/2028
	5/23/2018	164,836	164,837	(6)	$9.80	5/22/2018
	1/27/2019	132,211	300,481	(7)	$1.62	1/26/2029
Ryan Confer	7/25/2012	116,973	—		$0.01	7/25/2022
	4/11/2016	161,396	—		$0.96	4/11/2026
	11/3/2016	86,894	—		$5.29	11/3/2026
	5/23/2018	218,157	109,079	(8)	$9.80	5/22/2028
	1/27/2019	70,513	160,256	(9)	$1.62	1/26/2029

(1)

All of the outstanding stock option awards were granted under and subject to the terms of our 2009 Equity Incentive Plan or our 2018 Equity Incentive Plan, as applicable, described below under “-- Equity Benefit Plans”. As of December 31, 2019, each option award becomes exercisable as it becomes vested and all vesting is subject to the executive’s continuous service with us through the vesting dates and the potential vesting acceleration described above under “—Potential Payments and Benefits upon Termination or Change in Control.”

(2)

All of the stock option awards were granted with a per share exercise price no less than the fair market value of one share of our common stock on the date of grant, as determined in good faith by our Board.

(3)	17,094 shares will vest each month until January 14, 2022.

(4)

3,392 shares will vest each month until October 25, 2020. The vesting of this option is subject to the Separation Agreement described under “—Agreements with Named Executive Officers – Separation Agreement with Julien L. Pham, MD, MPH."

(5)

Shares subject to this option will vest upon the accomplishment of certain milestones within time periods specified by the Board. A total of 329,673 shares were originally subject to this option, 164,836 of which were cancelled in November 2019 when certain of the milestones were not achieved. The vesting of this option is subject to the Separation Agreement described under “—Agreements with Named Executive Officers – Separation Agreement with Julien L. Pham, MD, MPH."

(6)

109,881 shares vested on the first anniversary of May 23, 2018, and 27,474 shares will vest every quarter thereafter ending on May 23, 2021. The vesting of this option is subject to the Separation Agreement described under “—Agreements with Named Executive Officers – Separation Agreement with Julien L. Pham, MD, MPH."

(7)

12,019 shares will vest each month until January 14, 2022. The vesting of this option is subject to the Separation Agreement described under “—Agreements with Named Executive Officers – Separation Agreement with Julien L. Pham, MD, MPH."

(8)	109,064 shares vested on May 23, 2018, and 18,181 shares will vest every quarter thereafter ending on May 23, 2021.

(9)	6,410 shares will vest each month until January 12, 2022.

Option Repricings

We did not engage in any repricings or other modifications or cancellations of any of our Named Executive Officers’ outstanding equity awards during the fiscal year ended December 31, 2019.

Perquisites, Health, Welfare and Retirement Benefits

Our Named Executive Officers, during their employment with us, are eligible to participate in our employee benefit plans, including our medical, dental, vision, employee whole life, disability and accidental death and dismemberment insurance plans, in each case on the same basis as all of our other employees. We do not provide a 401(k) plan to our employees at this time.

We generally do not provide perquisites or personal benefits to our Named Executive Officers, except in limited circumstances. We do, however, pay the premiums for medical, dental, vision, employee whole life, disability and accidental death and dismemberment insurance for all of our employees, including our Named Executive Officers. Our Board may elect to adopt qualified or nonqualified benefit plans in the future if it determines that doing so is in our best interests.

Nonqualified Deferred Compensation

We do not maintain nonqualified defined contribution plans or other nonqualified deferred compensation plans. Our Board may elect to provide our officers and other employees with nonqualified defined contribution or other nonqualified deferred compensation benefits in the future if it determines that doing so is in our best interests.

Prohibition Against Speculative Trading

Our insider trading policy prohibits our officers, directors, other employees or consultants from engaging in short sales, transactions in put or call options, hedging transactions or other inherently speculative transactions with respect to our stock at any time. In addition, none of our executives, directors, other employees or consultants may margin, or make any offer to margin, or otherwise pledge as security, any of our stock, including without limitation, borrowing against such stock, at any time.

Equity Benefit Plans

2018 Equity Incentive Plan

Our Board and stockholders approved and adopted our 2018 Equity Incentive Plan in April 2018. The 2018 Plan became effective on April 3, 2018, upon the closing of the initial public offering of our common stock. No further grants will be made under the 2009 Plan.

Stock Awards. The 2018 Plan provides for the grant of incentive stock options, or ISOs, nonstatutory stock options, or NSOs, stock appreciation rights, restricted stock awards, restricted stock unit awards, performance based stock awards, and other forms of equity compensation, which we refer to collectively as stock awards. Additionally, the 2018 Plan provides for the grant of performance cash awards. ISOs may be granted only to employees. All other awards may be granted to employees, including officers, and to non-employee directors and consultants of us and our affiliates.

Share Reserve. Initially, the aggregate number of shares of our common stock that may be issued pursuant to stock awards under the 2018 Plan was 6,788,749 shares, which is the sum of (1) 3,605,037 new shares, plus (2) 554,963 shares reserved for issuance under our 2009 Plan at the time our 2018 Plan became effective, plus (3) up to 2,628,749 shares subject to outstanding stock options or other stock awards that would have otherwise returned to our 2009 Plan (such as upon the expiration or termination of a stock award prior to vesting).

The number of shares of our common stock reserved for issuance under our 2018 Plan will automatically increase on January 1 of each year, beginning on January 1, 2019 and continuing through and including January 1, 2028, by 5% of the total number of shares of our capital stock outstanding on December 31 of the preceding calendar year, or a lesser number of shares determined by our Board. Accordingly, on January 1, 2019, the number of shares of our common stock reserved for issuance under our 2018 Plan automatically increased by 761,957 shares of our common stock. As of December 31, 2019, stock options granted under our 2009 Plan covering a total of 2,491,152 shares, and stock options granted under our 2018 Plan covering a total of 3,491,771 shares were outstanding, and a total of 1,567,783hares remained available for issuance under our 2018 Plan.. The maximum number of shares that may be issued upon the exercise of ISOs under our 2018 Plan is 8,320,000 shares.

No person may be granted stock awards covering more than 1,040,000 shares of our common stock under our 2018 Plan during any calendar year pursuant to stock options, stock appreciation rights and other stock awards whose value is determined by reference to an increase over an exercise or strike price of at least 100% of the fair market value on the date the stock award is granted. Additionally, no person may be granted in a calendar year a performance stock award covering more than 2,080,000 shares or a performance cash award having a maximum value in excess of $2,000,000. Such limitations are designed to help assure that any deductions to which we would otherwise be entitled with respect to such awards will not be subject to the $1,000,000 limitation on the income tax deductibility of compensation paid to any covered executive officer imposed by Section 162(m) of the Code. In addition, the maximum number of shares of our common stock subject to stock awards granted under the 2018 Plan during any one calendar year to any non-employee director will not exceed $1,000,000 in total value, or, with respect to the calendar year in which a non-employee director is first appointed or elected to our Board, $2,000,000.

If a stock award granted under the 2018 Plan expires or otherwise terminates for any reason prior to exercise or settlement, the shares of our common stock not acquired pursuant to the stock award again will become available for subsequent issuance under the 2018 Plan. In addition, the following types of shares under the 2018 Plan may become available for the grant of new stock awards under the 2018 Plan: (1) shares that are forfeited to or repurchased by us prior to becoming fully vested; (2) shares withheld to satisfy income or employment withholding taxes; or (3) shares used to pay the exercise or purchase price of a stock award. Shares issued under the 2018 Plan may be previously unissued shares or reacquired shares bought by us on the open market. As of the date hereof, no awards have been granted and no shares of our common stock have been issued under the 2018 Plan.

Administration. Our Board, or a duly authorized committee thereof, has the authority to administer the 2018 Plan. Our Board may also delegate to one or more of our officers the authority to (1) designate employees (other than officers) to be recipients of certain stock awards, and (2) determine the number of shares of common stock to be subject to such stock awards. Subject to the terms of the 2018 Plan, our Board or the authorized committee, referred to herein as the plan administrator, determines recipients, dates of grant, the numbers and types of stock awards to be granted and the terms and conditions of the stock awards, including the period of their exercisability and vesting schedule applicable to a stock award. Subject to the limitations set forth below, the plan administrator will also determine the exercise price, strike price or purchase price of awards granted and the types of consideration to be paid for the award.

The plan administrator has the authority to modify outstanding awards under our 2018 Plan. Subject to the terms of our 2018 Plan, the plan administrator has the authority to reduce the exercise, purchase or strike price of any outstanding stock award, cancel any outstanding stock award in exchange for new stock awards, cash or other consideration, or take any other action that is treated as a repricing under generally accepted accounting principles, with the consent of any adversely affected participant.

Stock Options. ISOs and NSOs are granted pursuant to stock option agreements adopted by the plan administrator. The plan administrator determines the exercise price for a stock option, within the terms and conditions of the 2018 Plan, provided that the exercise price of a stock option generally cannot be less than 100% of the fair market value of our common stock on the date of grant. Options granted under the 2018 Plan vest at the rate specified by the plan administrator.

The plan administrator determines the term of stock options granted under the 2018 Plan, up to a maximum of 10 years. Unless the terms of an optionholder’s stock option agreement provide otherwise, if an optionholder’s service relationship with us, or any of our affiliates, ceases for any reason other than disability, death or cause, the optionholder may generally exercise any vested options for a period of three months following the cessation of service. The option term may be extended in the event that exercise of the option following such a termination of service is prohibited by applicable securities laws or our insider trading policy. If an optionholder’s service relationship with us or any of our affiliates ceases due to disability or death, or an optionholder dies within a certain period following cessation of service, the optionholder or a beneficiary may generally exercise any vested options for a period of 12 months in the event of disability and 18 months in the event of death. In the event of a termination for cause, all options generally terminate immediately upon the termination of the individual for cause. In no event may an option be exercised beyond the expiration of its term.

Acceptable consideration for the purchase of common stock issued upon the exercise of a stock option will be determined by the plan administrator and may include (1) cash, check, bank draft or money order, (2) a broker-assisted cashless exercise, (3) the tender of shares of our common stock previously owned by the optionholder, (4) a net exercise of the option if it is an NSO, and (5) other legal consideration approved by the plan administrator.

Unless the plan administrator provides otherwise, options generally are not transferable except by will, the laws of descent and distribution, or pursuant to a domestic relations order. An optionholder may designate a beneficiary, however, who may exercise the option following the optionholder’s death.

Tax Limitations on Incentive Stock Options. The aggregate fair market value, determined at the time of grant, of our common stock with respect to ISOs that are exercisable for the first time by an optionholder during any calendar year under all of our stock plans and the stock plans of any of our affiliates may not exceed $100,000. Options or portions thereof that exceed such limit will generally be treated as NSOs. No ISO may be granted to any person who, at the time of the grant, owns or is deemed to own stock possessing more than 10% of our total combined voting power or that of any of our affiliates unless (1) the option exercise price is at least 110% of the fair market value of the stock subject to the option on the date of grant, and (2) the term of the ISO does not exceed five years from the date of grant.

Restricted Stock Awards. Restricted stock awards are granted pursuant to restricted stock award agreements adopted by the plan administrator. Restricted stock awards may be granted in consideration for (1) cash, check, bank draft or money order, (2) services rendered to us or our affiliates, or (3) any other form of legal consideration. Common stock acquired under a restricted stock award may, but need not, be subject to a share repurchase option in our favor in accordance with a vesting schedule to be determined by the plan administrator. A restricted stock award may be transferred only upon such terms and conditions as set by the plan administrator. Except as otherwise provided in the applicable award agreement, restricted stock that has not vested will be forfeited or repurchased by us upon the participant’s cessation of continuous service for any reason.

Restricted Stock Unit Awards. Restricted stock unit awards are granted pursuant to restricted stock unit award agreements adopted by the plan administrator. Restricted stock unit awards may be granted in consideration for any form of legal consideration. A restricted stock unit award may be settled by cash, delivery of stock, a combination of cash and stock as deemed appropriate by the plan administrator, or in any other form of consideration set forth in the restricted stock unit award agreement. Additionally, dividend equivalents may be credited in respect of shares covered by a restricted stock unit award. Except as otherwise provided in the applicable award agreement, restricted stock units that have not vested will be forfeited upon the participant’s cessation of continuous service for any reason.

Stock Appreciation Rights. Stock appreciation rights are granted pursuant to stock appreciation grant agreements adopted by the plan administrator. The plan administrator determines the strike price for a stock appreciation right, which generally cannot be less than 100% of the fair market value of our common stock on the date of grant. Upon the exercise of a stock appreciation right, we will pay the participant an amount equal to the product of (1) the excess of the per share fair market value of our common stock on the date of exercise over the strike price, multiplied by (2) the number of shares of common stock with respect to which the stock appreciation right is exercised. A stock appreciation right granted under the 2018 Plan vests at the rate specified in the stock appreciation right agreement as determined by the plan administrator.

The plan administrator determines the term of stock appreciation rights granted under the 2018 Plan, up to a maximum of 10 years. Unless the terms of a participant’s stock appreciation right agreement provides otherwise, if a participant’s service relationship with us or any of our affiliates ceases for any reason other than cause, disability or death, the participant may generally exercise any vested stock appreciation right for a period of three months following the cessation of service. The stock appreciation right term may be further extended in the event that exercise of the stock appreciation right following such a termination of service is prohibited by applicable securities laws. If a participant’s service relationship with us, or any of our affiliates, ceases due to disability or death, or a participant dies within a certain period following cessation of service, the participant or a beneficiary may generally exercise any vested stock appreciation right for a period of 12 months in the event of disability and 18 months in the event of death. In the event of a termination for cause, stock appreciation rights generally terminate immediately upon the occurrence of the event giving rise to the termination of the individual for cause. In no event may a stock appreciation right be exercised beyond the expiration of its term.

Performance Awards. The 2018 Plan permits the grant of performance-based stock and cash awards that may qualify as performance-based compensation that is not subject to the $1,000,000 limitation on the income tax deductibility of compensation paid to a covered executive officer imposed by Section 162(m) of the Code. To help assure that the compensation attributable to performance-based awards will so qualify, our Compensation Committee can structure such awards so that stock or cash will be issued or paid pursuant to such award only after the achievement of certain pre-established performance goals during a designated performance period.

The performance goals that may be selected include one or more of the following: (1) earnings (including earnings per share and net earnings); (2) earnings before interest, taxes and depreciation; (3) earnings before interest, taxes, depreciation and amortization; (4) earnings before interest, taxes, depreciation, amortization and legal settlements; (5) earnings before interest, taxes, depreciation, amortization, legal settlements and other income (expense); (6) earnings before interest, taxes, depreciation, amortization, legal settlements, other income (expense) and stock-based compensation; (7) earnings before interest, taxes, depreciation, amortization, legal settlements, other income (expense), stock-based compensation and changes in deferred revenue; (8) earnings before interest, taxes, depreciation, amortization, legal settlements, other income (expense), stock-based compensation, other non-cash expenses and changes in deferred revenue; (9) total stockholder return; (10) return on equity or average stockholder’s equity; (11) return on assets, investment, or capital employed; (12) stock price; (13) margin (including gross margin); (14) income (before or after taxes); (15) operating income; (16) operating income after taxes; (17) pre-tax profit; (18) operating cash flow; (19) sales or revenue targets; (20) increases in revenue or product revenue; (21) expenses and cost reduction goals; (22) improvement in or attainment of working capital levels; (23) economic value added (or an equivalent metric); (24) market share; (25) cash flow; (26) cash flow per share; (27) cash balance; (28) cash burn; (29) cash collections; (30) share price performance; (31) debt reduction; (32) implementation or completion of projects or processes (including, without limitation, discovery of a preclinical drug candidate, recommendation of a drug candidate to enter a clinical trial, clinical trial initiation, clinical trial enrollment and dates, clinical trial results, regulatory filing submissions (such as IND, BLA and NDA), regulatory filing acceptances, regulatory or advisory committee interactions, regulatory approvals, and product supply); (33) stockholders’ equity; (34) capital expenditures; (35) financings; (36) operating profit or net operating profit; (37) workforce diversity; (38) growth of net income or operating income; (39) employee retention; (40) initiation of studies by specific dates; (41) budget management; (42) submission to, or approval by, a regulatory body (including, but not limited to the FDA) of an applicable filing or a product; (43) regulatory milestones; (44) progress of internal research or development programs; (45) progress of partnered programs; (46) partner satisfaction; (47) timely completion of clinical trials; (48) milestones related to research development (including, but not limited to, preclinical and clinical studies), product development and manufacturing; (49) expansion of sales in additional geographies or markets; (50) research progress, including the development of programs; (51) strategic partnerships or transactions (including in-licensing and out-licensing of intellectual property; (52) filing of patent applications and granting of patents; and (53) and to the extent that an award is not intended to comply with Section 162(m) of the Code, other measures of performance selected by our Board.

The performance goals may be based on a company-wide basis, with respect to one or more business units, divisions, affiliates, or business segments, and in either absolute terms or relative to the performance of one or more comparable companies or the performance of one or more relevant indices. Unless specified otherwise (1) in the award agreement at the time the award is granted or (2) in any other document setting forth the performance goals at the time the goals are established, we will appropriately make adjustments in the method of calculating the attainment of performance goals as follows: (a) to exclude restructuring and/or other nonrecurring charges; (b) to exclude exchange rate effects; (c) to exclude the effects of changes to generally accepted accounting principles; (d) to exclude the effects of any statutory adjustments to corporate tax rates; (e) to exclude the effects of any “items of an unusual nature or of infrequency of occurrence or non-recurring items” as determined under generally accepted accounting principles; (f) to exclude the dilutive effects of acquisitions or joint ventures; (g) to assume that any business divested by us achieved performance objectives at targeted levels during the balance of a performance period following such divestiture; (h) to exclude the effect of any change in the outstanding shares of our common stock by reason of any stock dividend or split, stock repurchase, reorganization, recapitalization, merger, consolidation, spin-off, combination or exchange of shares or other similar corporate change, or any distributions to common stockholders other than regular cash dividends; (i) to exclude the effects of stock based compensation and the award of bonuses under our bonus plans; (j) to exclude costs incurred in connection with potential acquisitions or divestitures that are required to be expensed under generally accepted accounting principles; (k) to exclude the goodwill and intangible asset impairment charges that are required to be recorded under generally accepted accounting principles; (l) to exclude the effect of any other unusual, non-recurring gain or loss or other extraordinary item; and (m) to exclude the effects of the timing of acceptance for review and/or approval of submissions to the FDA or any other regulatory body. In addition, we retain the discretion to reduce or eliminate the compensation or economic benefit due upon attainment of the goals. The performance goals may differ from participant to participant and from award to award.

Other Stock Awards. The plan administrator may grant other awards based in whole or in part by reference to our common stock. The plan administrator will set the number of shares under the stock award and all other terms and conditions of such awards.

Changes to Capital Structure. In the event that there is a specified type of change in our capital structure, such as a stock split or recapitalization, appropriate adjustments will be made to (1) the class and maximum number of shares reserved for issuance under the 2018 Plan, (2) the class and maximum number of shares by which the share reserve may increase automatically each year, (3) the class and maximum number of shares that may be issued upon the exercise of ISOs, (4) the class and maximum number of shares subject to stock awards that can be granted to any person in a calendar year (as established under the 2018 Plan pursuant to Section 162(m) of the Code), and (5) the class and number of shares and exercise price, strike price, or purchase price, if applicable, of all outstanding stock awards.

Corporate Transactions. In the event of certain specified significant corporate transactions (or a change in control, as described below), the plan administrator has the discretion to take any of the following actions with respect to stock awards:

•	arrange for the assumption, continuation or substitution of a stock award by a surviving or acquiring entity or parent company;

•	arrange for the assignment of any reacquisition or repurchase rights held by us to the surviving or acquiring entity or parent company;

•	accelerate the vesting of the stock award and provide for its termination prior to the effective time of the transaction;

•	arrange for the lapse of any reacquisition or repurchase right held by us;

•	cancel or arrange for the cancellation of the stock award in exchange for such cash consideration, if any, as our Board may deem appropriate; or

•

make a payment equal to the excess of (a) the value of the property the participant would have received upon exercise of the stock award immediately prior to the effective time of the transaction, over (b) the exercise price otherwise payable by the participant in connection with such exercise.

Our plan administrator is not obligated to treat all stock awards, even those that are of the same type, in the same manner.

Under the 2018 Plan, a corporate transaction is generally the consummation of (1) a sale or other disposition of all or substantially all of our assets, (2) a sale or other disposition of more than 50% of our outstanding securities, (3) a merger, consolidation or similar transaction following which we are not the surviving corporation, or (4) a merger, consolidation or similar transaction following which we are the surviving corporation but the shares of our common stock outstanding immediately prior to such transaction are converted or exchanged into other property by virtue of the transaction.

Change in Control. In addition to the above, the plan administrator may provide, in an individual award agreement or in any other written agreement between a participant and us that the stock award will be subject to additional acceleration of vesting and exercisability in the event of a change in control. Under the 2018 Plan, a change in control is generally (1) the acquisition by a person or entity of more than 50% of our combined voting power other than by merger, consolidation or similar transaction; (2) a consummated merger, consolidation or similar transaction immediately after which our stockholders cease to own more than 50% of the combined voting power of the surviving entity (or its parent); (3) a consummated sale, lease, exclusive license or other disposition of all or substantially of our assets; (4) a complete dissolution or liquidation of the Company, except for a liquidation into a parent corporation; or (5) when a majority of our Board becomes comprised of individuals who were not serving on our Board on the date of adoption of the 2018 Plan, or the incumbent board, or whose nomination, appointment, or election was not approved by a majority of the incumbent board then still in office.

Amendment and Termination. Our Board has the authority to amend, suspend, or terminate our 2018 Plan, provided that such action does not impair the existing rights of any participant without such participant’s written consent. No ISOs may be granted after the 10th anniversary of the date our Board adopted our 2018 Plan.

2009 Equity Incentive Plan

Our Board and our stockholders approved our 2009 Equity Incentive Plan in November 2009. The 2009 Plan was subsequently amended by our Board and stockholders, most recently in August 2012. As of December 31, 2019, there were outstanding stock options covering a total of 2,491,152 shares that were granted under our 2009 Plan and no additional shares available for grant under the 2009 Plan.

No additional awards will be granted under the 2009 Plan, and all outstanding awards granted under the 2009 Plan that are repurchased, forfeited, expire or are canceled will become available for grant under the 2018 Plan in accordance with its terms.

If a stock award granted under the 2009 Plan is forfeited to us or repurchased by us because of the failure to meet a contingency or condition required for vesting, such shares will become available for subsequent issuance under the 2018 Plan. In addition, shares withheld to satisfy income or employment withholding taxes and shares used to pay the exercise price of a stock option will become available for the grant of new stock awards under the 2018 Plan. Shares issued under the 2009 Plan may be authorized but unissued or reacquired common stock.

Administration. Our Board, or a duly authorized committee thereof, has the authority to administer the 2009 Plan. Subject to the terms of the 2009 Plan, our Board or the authorized committee, referred to herein as the plan administrator, determines recipients, dates of grant, the numbers and types of stock awards to be granted and the terms and conditions of the stock awards, including the period of their exercisability and vesting schedule applicable to a stock award. Subject to the limitations set forth below, the plan administrator will also determine the exercise price, strike price or purchase price of awards granted and the types of consideration to be paid for the award.

The plan administrator has the authority to modify outstanding awards under our 2009 Plan. Subject to the terms of our 2009 Plan, the plan administrator has the authority to reduce the exercise price of any outstanding stock option, cancel any outstanding stock option in exchange for new stock awards, cash or other consideration, or take any other action that is treated as a repricing under generally accepted accounting principles, with the consent of any adversely affected participant.

Stock Options. ISOs and NSOs are granted pursuant to stock option agreements adopted by the plan administrator. The plan administrator determines the exercise price for a stock option, within the terms and conditions of the 2009 Plan, provided that the exercise price of a stock option generally cannot be less than 100% of the fair market value of our common stock on the date of grant. Options granted under the 2009 Plan vest at the rate specified by the plan administrator.

The plan administrator determines the term of stock options granted under the 2009 Plan, up to a maximum of 10 years. Unless the terms of an optionholder’s stock option agreement provide otherwise, if an optionholder’s service relationship with us, or any of our affiliates, ceases for any reason other than disability or death, the optionholder may generally exercise any vested options for a period of three months following the cessation of service, with respect to employee optionholders. The option term may be extended in the event that exercise of the option following such a termination of service is prohibited by applicable securities laws. If an optionholder’s service relationship with us or any of our affiliates ceases due to death, or an optionholder dies within a certain period following cessation of service, the optionholder or a beneficiary may generally exercise any vested options for a period of 12 months following the date of death. If an optionholder’s service relationship with us or any of our affiliates ceases due to disability, the optionholder may generally exercise any vested options for a period of 12 months following the cessation of service. In no event may an option be exercised beyond the expiration of its term.

Acceptable consideration for the purchase of common stock issued upon the exercise of a stock option will be as determined by the plan administrator.

Unless the plan administrator provides otherwise, options generally are not transferable except by will or by the laws of descent and distribution.

Changes to Capital Structure. In the event that there is a specified type of change in our capital structure, such as a stock split or recapitalization, appropriate adjustments will be made to (a) the class and maximum number of shares reserved for issuance under the 2009 Plan, (b) the class and maximum number of shares that may be issued upon the exercise of ISOs, and (c) the class and number of shares and price per share of stock subject to all outstanding stock awards.

Corporate Transactions. In the event of a change in control, unless otherwise provided in a stock award or other written agreement between us and the holder of a stock award, each stock award will be treated as the plan administrator determines, arranging for the assumption or substitution of a stock award by a successor entity. If the successor entity does not assume or substitute for the stock award, the vesting and exercisability, if applicable, of the stock award will accelerate in full.

Our plan administrator is not obligated to treat all stock awards or portions thereof or all holders of stock awards, even those that are of the same type, in the same manner.

Under the 2009 Plan, a change in control is generally the occurrence of (1) any transaction or series of related transactions in which in excess of 50% of our voting power is transferred; (2) the replacement of a majority of the members of our Board during any 12-month period by directors whose appointment or election is not endorsed by a majority of the members of our Board prior to the date of such appointment or election; or (3) the acquisition by a third party of our assets that have a total gross fair market value equal to or more than 50% of the total gross fair market value of all of our assets immediately prior to such acquisition.

Change in Control. The plan administrator may provide, in an individual award agreement or in any other written agreement between a participant and us that the stock award will be subject to additional acceleration of vesting and exercisability in the event of a change in control.

Amendment and Termination. Our Board has the authority to amend, alter, suspend, or terminate our 2009 Plan, provided that such action does not impair the existing rights of any participant without such participant’s written consent.

2018 Employee Stock Purchase Plan

The 2018 Employee Stock Purchase Plan, or ESPP, will become effective when the Board determines to make this benefit available to employees. The purpose of the ESPP is to retain the services of new employees and secure the services of new and existing employees while providing incentives for such individuals to exert maximum efforts toward our success and that of our affiliates.

Share Reserve. The ESPP authorizes the issuance of 208,050 shares of our common stock pursuant to purchase rights granted to our employees or to employees of any of our designated affiliates. The number of shares of our common stock reserved for issuance under the ESPP will automatically increase on January 1 of each calendar year, beginning on January 1, 2019 and continuing through and including January 1, 2028 by 2% of the total number of shares of our capital stock outstanding on December 31 of the preceding calendar year, or a lesser number of shares determined by our Board. Our Board determined that the number of shares of our common stock reserved for issuance under the ESPP would not be increased on January 1, 2019. The ESPP is intended to qualify as an “employee stock purchase plan” within the meaning of Section 423 of the Code. As of the date hereof, no shares of our common stock have been purchased under the ESPP.

Administration. Our Board has delegated its authority to administer the ESPP to our Compensation Committee. The ESPP is implemented through a series of offerings of purchase rights to eligible employees. Under the ESPP, we may specify offerings with durations of not more than 27 months, and may specify shorter purchase periods within each offering. Each offering will have one or more purchase dates on which shares of our common stock will be purchased for employees participating in the offering. An offering may be terminated under certain circumstances.

Payroll Deductions. Generally, all regular employees, including executive officers, employed by us or by any of our designated affiliates, may participate in the ESPP and may contribute, normally through payroll deductions, up to 15% of their earnings for the purchase of our common stock under the ESPP. Unless otherwise determined by our Board, common stock will be purchased for accounts of employees participating in the ESPP at a price per share equal to the lower of (a) 85% of the fair market value of a share of our common stock on the first date of an offering or (b) 85% of the fair market value of a share of our common stock on the date of purchase.

Limitations. Employees may have to satisfy one or more of the following service requirements before participating in the ESPP, as determined by our Board: (a) customarily employed for more than 20 hours per week, (b) customarily employed for more than five months per calendar year or (c) continuous employment with us or one of our affiliates for a period of time (not to exceed two years). No employee may purchase shares under the ESPP at a rate in excess of $25,000 worth of our common stock based on the fair market value per share of our common stock at the beginning of an offering for each year such a purchase right is outstanding. Finally, no employee will be eligible for the grant of any purchase rights under the ESPP if immediately after such rights are granted, such employee has voting power over 5% or more of our outstanding capital stock measured by vote or value pursuant to Section 424(d) of the Code.

Changes to Capital Structure. In the event that there occurs a change in our capital structure through such actions as a stock split, merger, consolidation, reorganization, recapitalization, reincorporation, stock dividend, dividend in property other than cash, large nonrecurring cash dividend, liquidating dividend, combination of shares, exchange of shares, change in corporate structure or similar transaction, the Board will make appropriate adjustments to (a) the class and number of shares reserved under the ESPP, (b) the class and maximum number of shares by which the share reserve may increase automatically each year, (c) the class and number of shares and purchase price of all outstanding offerings and purchase rights and (d) the class and number of shares that are the subject of the purchase limits under each ongoing offering.

Corporate Transactions. In the event of certain significant corporate transactions, including the consummation of: (1) a sale or other disposition of all or substantially all of our assets, (2) the sale or other disposition of more than 50% of our outstanding securities, (3) a merger, consolidation or similar transaction where we do not survive the transaction, and (4) a merger, consolidation or similar transaction where we do survive the transaction but the shares of our common stock outstanding immediately prior to such transaction are converted or exchanged into other property by virtue of the transaction, any then-outstanding rights to purchase our stock under the ESPP may be assumed, continued or substituted for by any surviving or acquiring entity (or its parent company). If the surviving or acquiring entity (or its parent company) elects not to assume, continue or substitute for such purchase rights, then the participants’ accumulated payroll contributions will be used to purchase shares of our common stock within 10 business days prior to such corporate transaction, and such purchase rights will terminate immediately after such purchase.

Plan Amendments, Termination. Our Board has the authority to amend or terminate our ESPP, provided that, except in certain circumstances, any such amendment or termination may not materially impair any outstanding purchase rights without the holder’s consent. We will obtain stockholder approval of any amendment to our ESPP as required by applicable law or listing requirements.

Non-Employee Director Compensation

The following table sets forth in summary form information concerning the compensation that we paid or awarded during the year ended December 31, 2019 to each of our non-employee directors:

Name (1)	Fees Earned or Paid in Cash ($)(2)	Option Awards ($)(2)(3)(4)	Total ($)
John N. Bonfiglio	$19,250	$53,333	$72,833
David E. Friedman	$56,250	$98,750	$155,000
Robert W. Pearson	$48,750	$96,250	$145,000

(1)	Director John N. Bonfiglio joined our Board in February 2019 and resigned from our Board in June 2019.

(2)

Pursuant to our Outside Director Compensation Policy, David E. Friedman was entitled to receive cash in the aggregate amount of $18,750 and Robert W. Pearson was entitled to receive an aggregate of $16,250, in consideration of their respective Board and Committee service in the fourth quarter of 2019. Each of Mr. Friedman and Mr. Pearson elected to receive such payments in the form of stock options in lieu of cash, which stock options were granted in December 2019. Accordingly, on December 30, 2019, we granted to Mr. Friedman a stock option with a value equal to $18,750, and to Mr. Pearson a stock option with a value equal to $16,250, each with an exercise price equal to $0.2979 per share. One hundred percent (100%) of the shares subject to each of these options vested upon the date of grant.

(3)

In accordance with SEC rules, this column reflects the aggregate grant date fair value of the stock option awards granted in 2019 computed in accordance with FASB ASC Topic 718. Assumptions used in the calculation of these amounts are described in Note 5 to our audited financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2019. These amounts do not reflect the actual economic value that will be realized by the non-employee director upon the vesting of the stock option awards, the exercise of the stock option awards or the sale of the common stock underlying such stock option awards.

(4)

As of December 31, 2019, the aggregate number of shares outstanding under all options to purchase our common stock held by our non-employee directors were: Mr. Friedman: 655,924 shares; and Mr. Pearson: 645,507 shares.

We have reimbursed and will continue to reimburse all of our non-employee directors for their travel, lodging and other reasonable expenses incurred in attending meetings of our Board and committees of our Board.

Our Board adopted an Outside Director Compensation Policy in April 2018 that became effective in connection with our initial public offering, was amended in November 2018 and is applicable to all of our non-employee directors. This compensation policy provides that non-employee directors will receive the following compensation elements, as applicable, for service on our Board and its committees:

•	an annual cash retainer of $40,000;

•	an additional annual cash fee of $20,000 for service as Chair of the Audit Committee;

•	an additional annual cash fee of $10,000 for service as a member of the Audit Committee (other than the Chair of the Audit Committee);

•	an additional annual cash fee of $10,000 for service as Chair of the Compensation Committee;

•	an additional annual cash fee of $5,000 for service as a member of the Compensation Committee (other than the Chair of the Compensation Committee);

•	an additional annual cash fee of $10,000 for service as Chair of the Nominating and Corporate Governance Committee;

•	an additional annual cash fee of $5,000 for service as a member of the Nominating and corporate Governance Committee (other than the Chair of the Nominating and Corporate Governance Committee);

•

for each non-employee director who first joins our Board, an initial option grant to purchase shares of our common stock with a value of $80,000, prorated monthly for the period between the date of our last annual meeting of stockholders and the date such non-employee director first joins our Board, on the date of commencement of service on the Board; and

•	an annual option grant to purchase shares of our common stock having a value of $80,000 for each non-employee director serving on the Board on the date of our annual stockholder meeting.

Each annual cash retainer and each additional annual cash fee will be paid quarterly in arrears on a prorated basis.

Each initial option grant and each annual option grant will vest as to all of the shares subject to the option upon the earlier of (i) the one-year anniversary of the grant date and (ii) the day prior to the next annual stockholder meeting occurring after the grant date.

Each of the option grants described above will vest and become exercisable subject to the director’s continuous service to us, provided that each option will vest in full upon a change in control (as defined under our 2018 Plan). The term of each option will be 10 years, subject to earlier termination as provided in the 2018 Plan. The options will be granted under our 2018 Plan, the terms of which are described in more detail above under “—Equity Benefit Plans—2018 Equity Incentive Plan.”

RELATED PARTY TRANSACTIONS

The following includes a summary of transactions since January 1, 2018 to which we have been a party, including transactions in which the amount involved in the transaction exceeds the lesser of $120,000 and 1% of the average of our total assets at year-end for the last two completed fiscal years, and in which any of our directors, executive officers or, to our knowledge, beneficial owners of more than 5% of any class of our voting securities or any member of the immediate family of any of the foregoing persons had or will have a direct or indirect material interest, other than equity and other compensation, termination, change in control and other arrangements, which are described elsewhere in this proxy statement. We are not otherwise a party to a current related party transaction, and no transaction is currently proposed, in which the amount of the transaction exceeds the lesser of $120,000 and 1% of the average of our total assets at year-end for the last two completed fiscal years and in which a related person had or will have a direct or indirect material interest.

Loan from Domecq Sebastian, LLC

On December 8, 2017, we received a loan from Domecq Sebastian, LLC in the amount of $200,000 and executed a Promissory Note under which we agreed to repay the loan on or before March 31, 2018, with interest at a rate of 15% per annum. Domecq Sebastian, LLC is the beneficial owner of more than 5% of a class of our voting securities and is affiliated with David Nance, a former director and officer who is now deceased. The note carried a 18% default interest on amounts paid after the maturity date. We repaid this note in April 2018 with a portion of the proceeds of the initial public offering of our common stock.

Purchase of Shares in Our Initial Public Offering by Christy Mallinson Nance

Christy Mallinson Nance, who holds voting and dispositive power over the securities held by Domecq Sebastian, LLC, purchased an aggregate of 50,000 shares of our common stock in our initial public offering in April 2018.

Issuances of Shares to Jack A. Roth, MD, FACS

Pursuant to a Consulting Agreement dated November 5, 2009 between us and Jack A. Roth, MD, FACS, the beneficial owner of more than 5% of a class of our voting securities and the Chairman of our Scientific and Medical Advisory Board, we issue to Dr. Roth shares of our common stock each year. We issue these shares to Dr. Roth at the beginning of each calendar quarter. Under this arrangement, we issued to Dr. Roth an aggregate of 76,842 shares of our common stock in 2018 and an aggregate of 20,000 shares of our common stock in 2019.

Purchase of Shares in Our Initial Public Offering by JREG Investments, Ltd.

JREG Investments, Ltd., an affiliate of Dr. Roth, purchased an aggregate of 40,000 shares of our common stock in our initial public offering in April 2018.

Issuances of Warrants to Affiliates of Viet-An Hoan Ly

In April 2020, we issued a warrant to purchase 500,000 shares of common stock at an exercise price of $2.27 per share to Cancer Revolution, LLC, in conjunction with past and future services provided to us. Cancer Revolution is an entity affiliated with Viet-An Hoan Ly, the beneficial owner of more than 5% of a class of our voting securities. This warrant is currently exercisable with respect to 300,000 shares, and becomes vested with respect to the remaining 200,000 shares upon commencement of patient enrollment in a Phase I clinical trial of a diabetes drug candidate based on technology we have licensed from the University of Pittsburgh. This warrant expires on April 24, 2030, and is currently outstanding.

In July 2018, we issued (a) a warrant to purchase 425,000 shares of common stock at an exercise price of $5.00 per share to Cancer Revolution, LLC, and (b) a warrant to purchase 144,352 shares of common stock at an exercise price of $5.00 per share to Inception Capital Management, LLC, each of which is an entity affiliated with Mr. Ly, in conjunction with past and future services provided to us. These warrants are currently exercisable, expire on July 27, 2023, and are currently outstanding.

Loan from Viet-An Hoan Ly

On March 9, 2018, we received a loan from Viet Ly in the amount of $25,000 and executed a Promissory Note under which we agreed to repay the loan on or before June 9, 2018, with no interest rate if paid prior to maturity and a rate of 10% per annum if not paid on maturity. We repaid this note in April 2018 with a portion of the proceeds of the initial public offering of our common stock.

Royalty Payments to Introgen Research Institute, Inc.

Pursuant to an Amended Collaboration and Assignment Agreement dated July 1, 2011 between us and Introgen Research Institute, Inc., or IRI (the “2011 IRI Collaboration Agreement”), we are obligated to IRI a royalty of 1% of net sales of licensed products and 1% of certain other payments received by us, with respect to intellectual property owned by the University of Texas MD Anderson Cancer Center ("MD Anderson") and licensed to us by IRI. This royalty obligation continues for 21 years after the later of the termination of certain license and sublicense agreements between MD Anderson and us. IRI is affiliated with Rodney Varner, our Chief Executive Officer and the Chairman of our Board. We made no payments under the 2011 IRI Collaboration Agreement in 2018 or 2019.

Loan from Rodney Varner

On March 28, 2018, we received a loan from Rodney Varner in the amount of $45,000 and executed a Promissory Note under which we agreed to repay the loan on or before April 6, 2018, with no interest rate if paid prior to maturity and a rate of 10% per annum if not paid on maturity. We repaid this note prior to the maturity date with a portion of the proceeds from the initial public offering of our common stock.

Purchase of Shares in Our Initial Public Offering by Rodney Varner

Mr. Varner purchased an aggregate of 10,000 shares of our common stock in our initial public offering in April 2018.

Employment and Consulting Arrangements

Employment Agreement with Catherine M. Vaczy

On March 12, 2020, in connection with the appointment of Catherine M. Vaczy as our Executive Vice President and Chief Strategy Officer, we entered into an employment agreement with Ms. Vaczy that governs the terms of her employment with us.

 Ms. Vaczy’s employment under the agreement is at will and may be terminated at any time by us or by her. Under the terms of the agreement, Ms. Vaczy is initially entitled to receive an annual base salary of $365,000. Ms. Vaczy is also entitled to receive a bonus upon the achievement of performance objectives agreed upon between our Board of Directors and Ms. Vaczy.

The agreement provides that for twelve months after the termination of her employment, Ms. Vaczy will not encourage any of our employees or consultants to leave Genprex and that during the term of Ms. Vaczy’s employment with us and for six months after the termination of her employment, Ms. Vaczy will not compete or assist others to compete with us.

If we terminate Ms. Vaczy’s employment without cause or if Ms. Vaczy resigns for good reason, in either case before a change of control or within twelve months following a change of control, and Ms. Vaczy delivers to us a signed settlement agreement and general release of claims, we are obligated to pay Ms. Vaczy: (i) a severance payment equal to six months of Ms. Vaczy’s base salary then in effect; (ii) a payment equal to one-half of Ms. Vaczy’s then applicable annual target bonus (provided that any portion of the target bonus that relates to performance criteria that have been achieved shall be calculated at full attainment); (iii) reimbursement of COBRA premium payments made by Ms. Vaczy for the six months following such termination; and (iv) acceleration as to 100% of Ms. Vaczy’s unvested equity awards from us, subject in the case of (i) and (ii) to our having at least $5 million in cash or cash equivalents and a net worth of at least $5 million on the date of termination.

For the purposes of Ms. Vaczy’s employment agreement, “cause” means the occurrence of any of the following events: (i) a determination by our Board of Directors that Ms. Vaczy’s performance is unsatisfactory after there has been delivered to her a written demand for performance which describes the specific deficiencies in her performance and the specific manner in which her performance must be improved, and which provides 30 business days from the date of notice to remedy such performance deficiencies; (ii) Ms. Vaczy’s conviction of or plea of nolo contendere to a felony or a crime involving moral turpitude which our Board of Directors reasonably finds has had or will have a detrimental effect on our reputation or business; (iii) Ms. Vaczy’s engaging in an act of gross negligence or willful misconduct in the performance of her employment obligations and duties that materially harms us; (iv) Ms. Vaczy’s committing an act of fraud against, material misconduct or willful misappropriation of property belonging to us; or (v) Ms. Vaczy’s material breach of her confidentiality, invention assignment and noncompetition agreement with us or of any other unauthorized misuse of our trade secrets or proprietary information.

For purposes of Ms. Vaczy’s employment agreement, “good reason” means the occurrence of any of the following taken without Ms. Vaczy’s written consent and conditioned on (a) her providing us with notice of the basis for such resignation for good reason, (b) our failure to cure the event constituting good reason within 30 days after notice and (c) her termination of her employment within 30 days following the expiration of the cure period: (i) a material change in Ms. Vaczy’s position, titles, offices or duties; (ii) an assignment of any significant duties to Ms. Vaczy that are inconsistent with her positions or offices held under her employment agreement; (iii) a decrease in Ms. Vaczy’s then current annual base salary by more than 10% (other than in connection with a general decrease in the salary of all of our other similarly situated employees); or (iv) the relocation of Ms. Vaczy to a facility or a location more than 50 miles from her then current location.

Employment Agreement with Michael T. Redman

On March 12, 2020, in connection with the appointment of Michael T. Redman as our Executive Vice President and Chief Operating Officer, we entered into an employment agreement with Mr. Redman that governs the terms of his employment with us

Mr. Redman’s employment under the agreement is at will and may be terminated at any time by us or by him. Under the terms of the agreement, Mr. Redman is initially entitled to receive an annual base salary of $300,000. Mr. Redman is also entitled to receive a bonus upon the achievement of performance objectives agreed upon between our Board of Directors and Mr. Redman.

The agreement provides that for twelve months after the termination of his employment, Mr. Redman will not encourage any of our employees or consultants to leave Genprex and that during the term of Mr. Redman’s employment with us and for twelve months after the termination of his employment, Mr. Redman will not compete or assist others to compete with us.

If we terminate Mr. Redman’s employment without cause or if Mr. Redman resigns for good reason, in either case before a change of control or within twelve months following a change of control, and Mr. Redman delivers to us a signed settlement agreement and general release of claims, we are obligated to pay Mr. Redman: (i) a severance payment equal to six months of Mr. Redman’s base salary then in effect; (ii) a payment equal to one-half of Mr. Redman’s then applicable annual target bonus (provided that any portion of the target bonus that relates to performance criteria that have been achieved shall be calculated at full attainment); (iii) reimbursement of COBRA premium payments made by Mr. Redman for the six months following such termination; and (iv) acceleration as to 100% of Mr. Redman’s unvested equity awards from us, subject in the case of (i) and (ii) to our having at least $5 million in cash or cash equivalents and a net worth of at least $5 million on the date of termination.

For the purposes of Mr. Redman’s employment agreement, “cause” means the occurrence of any of the following events: (i) a determination by our Board of Directors that Mr. Redman’s performance is unsatisfactory after there has been delivered to him a written demand for performance which describes the specific deficiencies in his performance and the specific manner in which his performance must be improved, and which provides 30 business days from the date of notice to remedy such performance deficiencies; (ii) Mr. Redman’s conviction of or plea of nolo contendere to a felony or a crime involving moral turpitude which our Board of Directors reasonably finds has had or will have a detrimental effect on our reputation or business; (iii) Mr. Redman’s engaging in an act of gross negligence or willful misconduct in the performance of his employment obligations and duties that materially harms us; (iv) Mr. Redman’s committing an act of fraud against, material misconduct or willful misappropriation of property belonging to us; or (v) Mr. Redman’s material breach of his confidentiality, invention assignment and noncompetition agreement with us or of any other unauthorized misuse of our trade secrets or proprietary information.

For purposes of Mr. Redman’s employment agreement, “good reason” means the occurrence of any of the following taken without Mr. Redman’s written consent and conditioned on (a) his providing us with notice of the basis for such resignation for good reason, (b) our failure to cure the event constituting good reason within 30 days after notice and (c) his termination of his employment within 30 days following the expiration of the cure period: (i) a material change in Mr. Redman’s position, titles, offices or duties; (ii) an assignment of any significant duties to Mr. Redman that are inconsistent with his positions or offices held under his employment agreement; or (iii) a decrease in Mr. Redman’s then current annual base salary by more than 10% (other than in connection with a general decrease in the salary of all of our other similarly situated employees).

Advisory Agreement with Catherine M. Vaczy

In December 2019, we entered into an Advisory Agreement with Ms. Vaczy. Pursuant to the Advisory Agreement, Ms. Vaczy agreed to provide advisory services to us and we agreed to pay Ms. Vaczy at a rate of $12,500 per month, reimburse her expenses, and, in our sole discretion, provide discretionary performance awards.  We paid a total of $12,500 in 2019 and a total of $142,000 in 2020 to Ms. Vaczy pursuant to the Advisory Agreement, which terminated upon the execution of the employment agreement between Ms. Vaczy and us on March 12, 2020, when she became our Executive Vice President and Chief Strategy Officer.

Consulting Agreement with Michael T. Redman

In August 2019, we entered into a Consulting Agreement with Mr. Redman. Pursuant to the Consulting Agreement, Mr. Redman agreed to provide consulting services to us and we agreed to pay Mr. Redman at a rate of $15,000 per month.  Mr. Redman provided consulting services to us under the Consulting Agreement from August 7 to December 2, 2019, and again from January 31 to March 12, 2020.  We paid a total of $57,580.64 in 2019 and a total of $28,181.32 in 2020 to Mr. Redman pursuant to the Consulting Agreement, which terminated upon the execution of the employment agreement between Mr. Redman and us on March 12, 2020, when he became our Executive Vice President and Chief Operating Officer.

Agreements with Longnecker & Associates

In each of 2018 and 2019, we entered into an agreement with Longnecker & Associates, a compensation consulting firm of which Brent M. Longnecker serves as Chairman and Chief Executive Officer. Mr. Longnecker became a member of our Board of Directors on March 18, 2020. Pursuant to the agreements between Longnecker & Associates and us, Longnecker & Associates provided advisory services to the Compensation Committee of our Board of Directors related to cash and equity compensation policies and recommendations. We paid Longnecker & Associates $37,000 in 2018 and $49,500 in 2019 for such services.

Consulting Agreement with Viet-An Hoan Ly

In August 2018, we entered into a consulting agreement with Mr. Ly, pursuant to which we agreed to pay him $175,000 per year, which amount may vary as determined by Mr. Ly and us, for strategic consulting services.

Consulting Agreement with Jack A. Roth, MD, FACS

Pursuant to the Consulting Agreement with Dr. Roth, we pay Dr. Roth annual cash fees at the highest amount consistent with the policies of MD Anderson, increased annually by a percentage equal to the automatic cost of living adjustment set forth for Social Security benefits. Under this arrangement, we paid Dr. Roth an aggregate of $200,694 in 2018 and $211,200 in 2019.

Stock Options Granted to Executive Officers and Directors and Cash Payments Made to Directors

In accordance with our Outside Director Compensation Policy, each of our non-employee directors is entitled to certain cash compensation, which is payable quarterly in arrears. On March 30, 2020, we made the following cash payments to our non-employee directors in consideration of each non-employee director’s respective Board and committee service in the quarter ending March 31, 2020: $18,750 to David E. Friedman; and $16,250 to Robert W. Pearson. On April 9, 2020, we made the following cash payments to our non-employee directors in consideration of each non-employee director's respective Board and committee service in the quarter ending March 31, 2020: $2,167 to Brent M. Longnecker; $2,167 to Jose Antonio Moreno Toscano; and $2,167 to William R. Wilson, Jr.

In accordance with our Outside Director Compensation Policy and in connection with their respective appointments as non-employee directors, on March 18, 2020, we granted to each of Brent Longnecker, Jose Antonio Moreno Toscano and William R. Wilson, Jr. an option to purchase 11,775 shares of our common stock at an exercise price equal to $2.67 per share.  One hundred percent (100%) of the shares subject to each of these options shall vest upon the earlier of (a) the one (1) year anniversary of March 18, 2020 and (b) the day prior to the 2020 annual meeting of our stockholders.

On March 12, 2020, in connection with the appointment of Catherine M. Vaczy as our Executive Vice President and Chief Strategy Officer, we granted to Ms. Vaczy an option to purchase 540,000 shares of our common stock, at an exercise price of $2.00 per share. One thirty-sixth of the options vested on March 12, 2020, and 1/36 of the options will vest in equal monthly installments over the following 35 months.

On March 12, 2020, in connection with the appointment of Michael T. Redman as our Executive Vice President and Chief Operating Officer, we granted to Mr. Redman an option to purchase 550,000 shares of our common stock, at an exercise price of $2.00 per share. One thirty-sixth of the options vested on March 12, 2020, and 1/36 of the options will vest in equal monthly installments over the following 35 months.

In accordance with our Outside Director Compensation Policy, each of David E. Friedman and Robert W. Pearson, was to be granted an option to purchase shares of our common stock on June 10, 2019, the date of our annual meeting of stockholders. These options were not granted on June 10, 2019. On December 30, 2019, we granted to each of Mr. Friedman and Mr. Pearson an option to purchase 68,376 shares of our common stock with an exercise price equal to $1.45 per share, which was the closing price of our common stock on June 10, 2019. One hundred percent (100%) of the shares subject to each of these options were to vest upon the earlier of (a) the one (1) year anniversary of June 10, 2019 and (b) the day prior to the next annual meeting of our stockholders occurring after the grant date. On March 18, 2020, each of these options was amended so that all of the shares subject to these options vested on March 18, 2020. On April 15, 2020, each of Mr. Friedman and Mr. Pearson resigned from our Board.

In November 2018, we made cash payments totaling $50,000 to each of David E. Friedman and Robert W. Pearson in accordance with our Outside Director Compensation Policy. We also granted to each of Mr. Friedman and Mr. Pearson two stock options, each to purchase 101,156 shares of our common stock, at an exercise price of $2.15 per share. One option granted to each non-employee director was fully vested on the date of grant. The other options were to vest as to all the shares subject to the option upon the earlier of (i) the one-year anniversary of the grant date and (ii) the day prior to the next annual stockholder meeting occurring after the grant date; those options vested in full on June 10, 2019.

Indemnification Agreements

We have entered into, and intend to continue to enter into, an indemnification agreement with each of our directors and executive officers.

Policies and Procedures for Transactions with Related Persons

We have adopted a written related-person transactions policy that sets forth our policies and procedures regarding the identification, review, consideration and oversight of “related-person transactions.” For purposes of our policy, a “related-person transaction” is a transaction, arrangement or relationship (or any series of similar transactions, arrangements or relationships) in which we and any “related person” are participants involving an amount that exceeds the lesser of $120,000 and 1% of the average of our total assets at year-end for the last two completed fiscal years.

Transactions involving compensation for services provided to us as an employee, consultant or director are not considered related-person transactions under this policy. A related person is any executive officer, director, nominee to become a director or a holder of more than five percent of our common stock, including any of their immediate family members and affiliates, including entities owned or controlled by such persons.

Under the policy, where a transaction has been identified as a related-person transaction, management must present information regarding the proposed related-person transaction to our Audit Committee (or, where review by our Audit Committee would be inappropriate, to another independent body of our Board) for review. The presentation must include a description of, among other things, all of the parties thereto, the direct and indirect interests of the related persons, the purpose of the transaction, the material facts, the benefits of the transaction to us and whether any alternative transactions are available, an assessment of whether the terms are comparable to the terms available from unrelated third parties and management’s recommendation. To identify related-person transactions in advance, we rely on information supplied by our executive officers, directors and certain significant stockholders. In considering related-person transactions, our Audit Committee or another independent body of our Board takes into account the relevant available facts and circumstances including, but not limited to:

•	the risks, costs and benefits to us;

•	the impact on a director’s independence in the event the related person is a director, immediate family member of a director or an entity with which a director is affiliated;

•	the terms of the transaction;

•	the availability of other sources for comparable services or products; and

•	the terms available to or from, as the case may be, unrelated third parties.

In the event a director has an interest in the proposed transaction, the director must recuse himself or herself from the deliberations and approval.

OTHER MATTERS

The Board of Directors knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.

By Order of the Board of Directors,

/s/ Rodney Varner
Rodney Varner
Chief Executive Officer

May 8, 2020

Genprex

ANNUAL MEETING OF GENPREX, INC.

Date: Thursday, June 18, 2020
Time: 10:30 A.M. (Central Daylight Time)
Place: Annual Meeting to be held live via the Internet - please visit www.proxydocs.com/GNPX for more details.

Please make your marks like this: ☒ **Use dark black pencil or pen only.**

The Board of Directors recommends a vote **FOR** the election of each of the nominees in proposal 1 and **FOR** proposal 2.

	For	Against	Abstain	Directors Recommend
1: Election of Class III Directors				
01 Jose A. Moreno Toscano	☐	☐		For
02 J. Rodney Varner	☐	☐		For
2: To ratify the selection by the Audit Committee of the Board of Directors of Daszkal Bolton LLP as the independent registered public accounting firm of the Company for the fiscal year ending December 31, 2020.	☐	☐	☐	For
3. To conduct any other business properly brought before the meeting.	☐	☐	☐	For

To attend the Annual meeting of Genprex, Inc., please visit www.proxydocs/GNPX for virtual meeting registration details.

Authorized Signatures – This section must be completed for your instructions to be executed.

Please Sign Here ____________ Please Date Above ____________

Please Sign Here ____________ Please Date Above ____________

Please sign exactly as your name(s) appear on your stock certificate. If held in joint tenancy, all persons should sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the proxy.

Genprex

Annual Meeting of Genprex, Inc.
to be held on Thursday, June 18, 2020
for holders as of April 20, 2020

This proxy is being solicited on behalf of the Board of Directors

VOTE BY:

INTERNET ← OR → TELEPHONE

Go to **www.proxypush.com/GNPX**

- Cast your vote online either before the meeting or at the meeting
- View meeting documents.

Dial 1 (866) 356-9132

- Use any touch-tone telephone.
- **Have your Proxy Card/Voting Instruction Form ready.**
- Follow the simple recorded instructions.

MAIL

- Mark, sign, and date your Proxy Card/Voting Instruction Form.
- Detach your Proxy Card/Voting Instruction Form.
- Return your Proxy Card/Voting Instruction Form in the postage-paid envelope provided.

The undersigned hereby appoints Rodney Varner and Ryan Confer, and each of them, as the proxies and true and lawful attorneys of the undersigned, with full power of substitution and revocation, and authorizes each of them to vote all the shares of capital stock of Genprex, Inc. that the undersigned is entitled to vote at said meeting and any adjournment thereof upon the matters specified and upon such other matters as may be properly brought before the meeting or any adjournment thereof, conferring authority upon such true and lawful attorneys to vote in their discretion on such other matters as may properly come before the meeting and revoking any proxy heretofore given.
THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, SHARES WILL BE VOTED FOR THE ELECTION OF EACH OF THE DIRECTOR NOMINEES IN PROPOSAL 1 AND FOR PROPOSAL 2.

PROXY TABULATOR FOR
GENPREX, INC.
P.O. BOX 8016
CARY, NC 27512-9903

Revocable Proxy — Genprex, Inc. Annual Meeting of Stockholders Monday, June 10, 2019 10:30 a.m. (Central Daylight Time) This Proxy is Solicited on Behalf of the Board of Directors The undersigned appoints Rodney Varner and Ryan Confer, each with full power of substitution, as proxies and true and lawful attorneys of the undersigned, and to vote all shares of common stock of Genprex, Inc. that the undersigned is entitled to vote at the Annual Meeting of Stockholders on Monday, June 10, 2019, at 10:30 a.m. at the offices of W2O Group at 507 Calles Street, Suite 112, Austin, Texas 78702, and any and all adjournments thereof, as set forth below and in their discretion on such other matters as may be properly brought before the meeting or any adjournment thereof. This proxy is revocable and will be voted as directed. However, if no instructions are specified, the proxy will be voted FOR the election of the director nominee specified in Proposal 1 and FOR Proposal 2. (CONTINUED AND TO BE SIGNED ON REVERSE SIDE) Please separate carefully at the perforation and return just this portion in the envelope provided.